SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation or organization)

6022

(Primary Standard Industrial Classification Number)

23-2251762

(I.R.S. Employer Identification No.)

750 East Park Drive, Harrisburg, Pennsylvania 17111 (717) 920-1698

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

EDDIE L. DUNKLEBARGER

Chairman, President and CEO

COMMUNITY BANKS, INC.

750 East Park Drive

Harrisburg, Pennsylvania 17111 (717) 920-1698

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

TIMOTHYA. HOY, ESQUIRE	JAY W. WALDMAN, ESQUIRE
METTE, EVANS & WOODSIDE	ELLSWORTH, CARLTON, MIXELL & WALDMAN, P.C.
3401 North Front Street	1105 Berkshire Boulevard
P.O. Box 5950	Suite 320
Harrisburg, Pennsylvania 17110-0950	Wyomissing, Pennsylvania 19610

Approximate date of commencement of proposed sale of the securities to public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $5.00 per share	28,340	$3.86	$374,111(2)	$30.27

(1)	The number of common shares, with a par value of $5.00 each, of Community Banks, Inc., a Pennsylvania corporation, to be registered pursuant to this Registration Statement is based upon the number of common shares, with a par value of $.50 each, of Abstracting Company of York County, a Pennsylvania corporation (“ABCO”), presently outstanding, multiplied by the exchange ratio of 0.2658 Community Banks, Inc. common shares for each ABCO common share, plus an additional 2,579 shares for issuance in the event of an increase in the exchange ratio.
(2)	This amount is arrived at pursuant to Rule 457(f)(2) under the Securities Act and solely for purpose of calculating the registration fee. The proposed maximum aggregate offering price is equal to the book value of the shares of ABCO common stock to be canceled in the merger, which is calculated as the product of (i) $3.86, the per share book value of ABCO common stock as of the September 30, 2002 financial statement of ABCO, and (ii) 96,920, the estimated maximum number of shares that will be canceled in the merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

First Mailed to ABCO Shareholders on or about             , 2003

ABSTRACTING COMPANY OF YORK COUNTY

MERGER PROPOSED –

YOUR VOTE IS VERY IMPORTANT

Dear ABCO Shareholders:

On December 17, 2002, ABCO and Community Banks, Inc. signed an Agreement and Plan of Reorganization, the details of which are described in this prospectus. A copy of the Merger Agreement, not including the exhibits and schedules, is attached to this prospectus as Appendix A.

As a result of the merger, you will be entitled to receive 0.2658 shares of Community common stock for each share of ABCO common stock you own, subject to possible adjustments that are described in the prospectus. Based on the closing market price of Community stock on the date the merger agreement was signed ($27.70), the Community stock you receive would be equivalent to receiving approximately $7.36 for each share of ABCO stock that you own. The merger has been structured so that you will not recognize any gain or loss for federal income tax purposes as a result of the merger, except for tax payable because of cash you receive instead of fractional shares of Community common stock or exercise of your dissenters’ rights. For a discussion of risks in connection with the Merger, see “Risk Factors” beginning on page             .

Community Banks, Inc. is a financial holding company headquartered in Harrisburg, Pennsylvania, with total assets of approximately $1.6 billion as of September 30, 2002. Community common stock is traded on the NASDAQ Stock Market under the trading symbol “CMTY”.

We cannot complete the merger unless we obtain the necessary government approvals and approval of the shareholders of ABCO. We have scheduled a special meeting for our shareholders to vote on the approval and adoption of the merger agreement. The meeting will be held at 5:30 p.m., on March                 , 2003, at ABCO’s offices at 37-39 North Queen Street, York, Pennsylvania 17403.

It is very important that your shares be voted at the meeting, regardless of whether you plan to attend in person. To assure that your shares are represented on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you hold shares in your own name and do attend, you may revoke your proxy and vote your shares in person at the meeting.

The Board of Directors has determined that the terms of the Merger Agreement and the Merger are fair to and in the best interests of the ABCO shareholders and has unanimously approved and adopted the Merger Agreement. THEREFORE, THE ABCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ABCO SHAREHOLDERS VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

Date	Christopher M. Vedder, President

THE SHARES OF COMMUNITY COMMON STOCK TO BE ISSUED IN THIS MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement – Prospectus is February             , 2003.

ABSTRACTING COMPANY OF YORK COUNTY

37-39 NORTH QUEEN STREET

YORK, PENNSYLVANIA 17403

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH     , 2003

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Abstracting Company of York County (“ABCO”) will be held at 5:30 p.m., on March         , 2003 at 37-39 North Queen Street, York, Pennsylvania, for the following purposes:

1.	To consider and vote on a proposal for approval and adoption of the Agreement and Plan of Reorganization, dated as of December 17, 2002, by and between Community Banks, Inc. and ABCO, as amended, pursuant to which ABCO would merge into The Sentinel Agency, LLC, a subsidiary of Community Banks (the bank subsidiary of Community Banks, Inc.) and the holders of ABCO common stock would have the right to receive 0.2658 shares of Community Banks, Inc. common stock for each share of ABCO common stock that they own (with cash to be distributed instead of issuing fractional shares), subject to the terms and conditions contained therein.

2.	To consider and act on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on [            ,] 2003 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. The affirmative vote of holders of a majority of the outstanding common stock of ABCO entitled to vote at the meeting is required for approval of the merger. Information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Proxy Statement-Prospectus.

By Order of the Board of Directors

G. Steven McKonley,

Corporate Secretary

York, Pennsylvania

[            ,] 2003

IMPORTANT

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A RECORD SHAREHOLDER AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

WHERE YOU CAN FIND MORE INFORMATION

This document incorporates important business and financial information about Community that is not included in or delivered with this document. You may read and copy any materials Community has filed with the Securities and Exchange Commission at the Commission’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also visit the Commission’s web site at www.sec.gov to obtain reports, proxy and information statements, and other information that Community has filed electronically.

Copies of any of these documents without their exhibits are also available without charge to any person to whom we deliver this document. You must make a written or oral request to COMMUNITY BANKS, INC., 750 East Park Drive, 2nd Floor, Harrisburg, Pennsylvania 17111, attention: Patricia Hoch, Corporate Secretary (telephone: (717) 920-1698). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE (5) DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION, OR NO LATER THAN [            ,] 2003. You may also obtain information about Community from its web site, www.communitybanks.com.

DOCUMENTS INCORPORATED BY REFERENCE

This document incorporates by reference the documents listed below that Community has previously filed with the Commission:

•	Community’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	Community’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

•	Community’s Current Reports on Form 8-K dated as of October 30, 2002, November 7, 2002, December 19, 2002, January 14, 2003, January 21, 2003 and February 13, 2003 (announcing a 5% stock dividend payable on April 30, 2003 to shareholders of record on April 16, 2003); and

•	the description of Community’s common stock contained in a registration statement on Form 8-A dated as of May 13, 2002 filed by Community pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description. Community also incorporates by reference additional documents that it may file with the Commission between the date of this document and the date of the special meeting. These documents may include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

THIS PROXY STATEMENT/PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN STATEMENTS THAT CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF COMMUNITY AND ITS SUBSIDIARIES, OR THE COMBINED BUSINESS OF COMMUNITY AND ABCO. WHEN WE USE WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE ALSO STATEMENTS THAT ARE NOT STATEMENTS OF HISTORICAL FACT. THESE FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:

•	EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED;

•	COMPETITIVE PRESSURE IN THE BANKING OR TITLE INSURANCE INDUSTRY INCREASES SIGNIFICANTLY;

•	COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF ABCO’S AND COMMUNITY’S BUSINESSES ARE GREATER THAN EXPECTED;

•	GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE AREA IN WHICH THE COMPANIES WILL BE DOING BUSINESS ARE LESS FAVORABLE THAN EXPECTED.

IF ONE OR MORE OF THESE RISKS OR UNCERTAINTIES OCCURS OR IF THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS IN 2003 AND BEYOND COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THE FORWARD-LOOKING STATEMENTS.

FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF COMMUNITY AFTER THE MERGER IS INCLUDED IN THE SECURITIES AND EXCHANGE COMMISSION FILINGS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

FOR A DISCUSSION OF CERTAIN RISKS RELATED TO THE MERGER, SEE “RISK FACTORS” BEGINNING ON PAGE              .

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What are ABCO Shareholders being asked to approve?

A.	At a special meeting of ABCO shareholders, you will be asked to consider the proposed merger of ABCO with and into The Sentinel Agency, LLC, a wholly-owned subsidiary of Community Banks (Community’s bank subsidiary) and the Agreement and Plan of Reorganization by which this transaction will occur.

Q.	Why does the Board of Directors of ABCO recommend shareholder approval of the merger with Sentinel?

A.	The Board of Directors of ABCO believes that the merger provides ABCO with an opportunity to market its services to the customers of a substantial community bank, thus allowing it to expand its market, strengthen its competitive position and enhance shareholder value.

Q.	What should I do?

A.	After carefully reading this Proxy Statement — Prospectus and the information incorporated by reference, sign your Proxy Card and return it in the enclosed return envelope as soon as possible to allow your shares to be voted at the special meeting of shareholders. The meeting will take place on March , 2003. ABCO’s Board of Directors unanimously recommends that you vote FOR the merger. If you abstain from voting or do not vote, it will count as a vote against approval of the merger.

Q.	What percentage of ABCO’s shareholders is required to approve the merger?

A.	Approval of the merger requires the affirmative vote of a majority of the votes cast by ABCO shareholders entitled to vote at the special meeting. For this reason, it is important that you sign and send in your Proxy Card in a timely fashion.

Q.	Can I change my vote after I have mailed my signed Proxy Card?

A.	Yes. Just send in a later-dated, signed Proxy Card before the meeting or attend the meeting in person and vote. You may send a new Proxy Card to the following address:

Abstracting Company of York County

Attn: Corporate Secretary

37-39 North Queen Street

York, PA 17403

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, Community will send you written instructions for exchanging your stock certificates.

Q.	When do you expect the Merger to be completed?

A.	We are working to complete the Merger as quickly as possible. We hope to complete it by March 31, 2003, assuming all shareholder and applicable governmental approvals have been received by that date.

Q.	Why haven’t you included Financial Information about ABCO in this Document?

A.	As an ABCO shareholder, annual financial information is available to you at ABCO’s annual meetings and as provided by law. In considering the proposed merger, we believe you are in more need of information concerning Community. Due to the size of Community relative to the size of ABCO, financial information about ABCO is not material to the Community financial information. Furthermore, financial information about ABCO is not required to be provided in this document by any applicable law or regulation. However, if you require copies of ABCO’s most recent annual financial information, you may obtain them from ABCO. See “How to Obtain More Information” on page .

Q.	What if I have questions?

A.	If you have questions, please contact:

Abstracting Company of York County

37-39 North Queen Street

York, Pennsylvania 17403

Attention:	Christopher M. Vedder, President

Telephone:	(717) 843-9815
E-Mail:	cmv@morris-vedder.com

PROSPECTUS SUMMARY

The following is a summary of certain information relating to the merger which may also be contained elsewhere in this Proxy Statement — Prospectus. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement — Prospectus, including the Appendices hereto. All shareholders are urged to review the entire Proxy Statement — Prospectus and Appendices carefully. The page references after each heading tell you where in the Proxy Statement — Prospectus there is more information about that item.

The Parties

Abstracting Company of York County

37-39 North Queen Street

York, Pennsylvania 17403

717-843-9815

ABCO is a Pennsylvania business corporation which was formed in 1976 by attorneys whose practices included real estate transactions and financing. ABCO’s primary business continues to be the sale of title insurance and the performance of title abstracting services, primarily in York County and surrounding counties. ABCO has an outstanding reputation for quality and timely service to its clients, which include law firms, private individuals, businesses, banks and certain governmental entities.

ABCO common stock is not registered under the Securities Exchange Act of 1934, as amended, and is not listed for trading on a securities exchange or an authorized quotation system. As of the date of these materials, there are 96,920 shares of ABCO common stock outstanding, and the stock is held privately by approximately 22 individuals and organizations.

ABCO has expanded the scope of its business by entering into marketing and service arrangements with other parties. In April, 2000, ABCO formed Drovers Settlement Services, LLC, in cooperation with the Drovers & Mechanics Bank (now a division of Fulton Bank), for the purpose of combining the title insurance expertise of ABCO with the needs of Drovers Bank customers for title insurance and settlement services. ABCO is the manager and part owner of Drovers Settlement Services. In 2002, ABCO helped to form Esteem Settlement Professionals, LLC, of which ABCO is the manager and principal owner. Like ABCO, Esteem engages in the sale of title insurance and related services.

ABCO has enjoyed significant increases in its profitability and has very little debt. In 2001, ABCO had net income of $63,552, whereas for the nine months ending September 30, 2002, ABCO had net income of $64,877. As of September 30, 2002, ABCO reported total assets of $432,760 and liabilities of only $56,848.

Community Banks, Inc.

750 East Park Drive

Harrisburg, Pennsylvania, 17111

717-920-1698

Community is a Pennsylvania business corporation that was organized in 1982. Community is registered with the Federal Reserve as a financial holding company, and its principal subsidiary is Community Banks (“Bank”). The Bank operates 44 offices located in Cumberland, Dauphin, York, Adams, Northumberland, Snyder, Schuylkill and Luzerne Counties in Pennsylvania, and recently opened its first Maryland office in Manchester, Carroll County. Community and the Bank each own several non-banking subsidiaries, including Community Banks Insurance Services, LLC (through which Community sells various types of insurance), The Sentinel Agency, LLC (title insurance), Community Banks Life Insurance Company (an Arizona corporation involved in the sale of credit life and disability insurance) and Community Bank Investments, Inc. (a Delaware corporation formed for the purpose of investing in and holding securities). Through the Bank and the subsidiaries, Community is engaged in providing a wide variety of traditional banking and related financial products to the public.

Community common stock, par value $5.00 per share, is traded under the symbol “CMTY” and is listed on the NASDAQ Stock Market. As of September 30, 2002, Community reported total assets of approximately $1.6 billion, deposits of $1,115,395,000 and net loans and leases of $891,845,000. Community reported net income of $13,596,000, or $1.45 per share, for the year ended December 31, 2001, and net income of $13,810,000, or $1.46 per share, for the nine (9) months ended September 30, 2002.

References in this document to “Community” are to Community Banks, Inc. References in this document to “the Bank” are to Community Banks, Community’s wholly-owned banking subsidiary.

The Special Meeting of ABCO Shareholders (p.         )

Date, Place and Time of the Meeting

The special meeting of ABCO shareholders will be held at 5:30 p.m. on March     , 2003 at ABCO’s offices. The shareholders of Community will not be voting on the merger, because the number of shares to be issued in the merger is less than the number which would require shareholder approval under Pennsylvania law and NASDAQ rules.

Matters to be Considered at the Meeting (p.         )

At the meeting, the ABCO shareholders will be asked to approve: (a) an Agreement and Plan of Reorganization dated December 17, 2002 (the “Merger Agreement”) between Community and ABCO, as amended, providing for the merger of ABCO into Sentinel as contemplated therein; and (b) such other business as may properly come before the special meeting and/or any adjournment thereof.

Record Date; Shares Outstanding; Quorum; Vote Required (p.         )

Only ABCO shareholders of record at the close of business on                          , 2003 will be entitled to vote at the special meeting. On that date, approximately 96,920 shares of ABCO common stock were outstanding, each share being entitled to one vote. Approval of the merger requires a majority of the votes cast by all shareholders entitled to vote thereon. For any action to be taken at the shareholders’ meeting, a quorum must be present.

Ownership of ABCO Stock by Directors and Executive Officers (p.        )

As of the record date, the directors and executive officers of ABCO beneficially owned 62,210 shares of ABCO common stock, or approximately 64% of the outstanding ABCO common stock entitled to vote at the special meeting. No shares of ABCO common stock are owned by the directors and executive officers of Community. Approval of the merger requires the affirmative vote by a majority of the ABCO shareholders who vote at the meeting. Therefore, if all of the directors vote as shareholders in favor of the merger, the merger will have the required shareholder approval. The ABCO directors unanimously approved the Merger Agreement at a meeting of the Board of Directors on December 17, 2002, but they will also have the opportunity to vote on the merger as shareholders at the special meeting.

The Merger (pp.         )

ABCO will merge into Sentinel, a subsidiary of the Bank. ABCO will cease to exist as a separate corporation, but its business will be conducted as a division of Sentinel under the ABCO name. A copy of the Agreement and Plan of Reorganization, as amended, is attached to this Proxy Statement — Prospectus as Appendix A.

Exchange Procedure (p.         )

As soon as practicable after the Effective Date, Community will provide to ABCO shareholders a form letter of transmittal for the tender of their shares to Wells Fargo Shareowner Services to be exchanged for certificates for the appropriate number of shares of Community common stock. ABCO’s shareholders should not forward stock certificates for shares of Community common stock to the exchange agent or Community until they have received the transmittal letter, nor should ABCO’s shareholders return stock certificates with the enclosed proxy card.

Reasons for the Merger (p.         )

The Board of Directors of ABCO believes that the proposed merger is in the best interest of ABCO and its shareholders. ABCO’s mission of providing high-quality services as a community-based organization is consistent with the structure and mission of Community. The merger with Community will enable ABCO to expand its market area by selling title insurance and settlement services to customers of Community’s offices throughout south central Pennsylvania and, to a lesser extent, in Maryland. Community’s existing infrastructure will support ABCO with respect to certain administrative and overhead expenses, such as marketing and human resources, thus enabling ABCO to achieve higher levels of profitability. Finally, the Board has determined that the receipt of Community common stock will enhance the value of the ABCO shareholders’ investment because ABCO shareholders will hold stock in a larger, more diversified corporation. Community common stock is traded on the NASDAQ Stock Market’s National Market System, while there is no trading market for ABCO common stock.

Community believes that the merger will enhance the value and scope of its existing title insurance business. Currently, Community offers title insurance and settlement services to its customers and the general public through Sentinel, a long-established title insurance agency that Community acquired in 2001. Merging ABCO into Sentinel will expand the geographic scope of Community’s title insurance business. By operating ABCO as a separate division of Sentinel after the merger, Community’s title insurance business will benefit from the significant good will attributable to the ABCO name in York County and surrounding areas. Additionally, the expansion of Community’s title insurance business will facilitate Community’s goal of increasing non-interest income, thereby increasing profitability and creating new value for its shareholders.

Conditions to the Merger — Government Approval (p.         )

Consummation of the Merger is subject to various conditions, including notice and/or approval of the merger to or by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, the primary regulators of Community’s bank subsidiary. The merger is also subject to satisfaction of various other conditions specified in the Merger Agreement, including approval of the merger by the requisite vote of shareholders of ABCO and the parties’ receipt of opinions from their counsel that the merger will not result in income tax to the ABCO shareholders, except for any cash they receive in lieu of fractional shares. As of the date of this Proxy Statement — Prospectus, Community has filed all of the applications necessary to obtain all required government approvals.

Closing; Effective Date (p.         )

The Merger Agreement provides that the closing of the Merger (the “Closing”) will be held as soon as the conditions of the merger have been satisfied. The parties have the right to terminate the Merger Agreement if the merger is not completed by April 30, 2003.

Termination; Waiver; Amendment (p.         )

The Merger Agreement may be terminated at any time prior to consummation of the merger in a number of circumstances, including, but not limited to:

(a)	by mutual consent of the parties;

(b)	by either party if there has been a failure on the part of the other party to comply with its obligations under the Merger Agreement and the failure to comply has not been cured;

(c)	by either party if the necessary government approvals have been finally denied, and the time periods for appeal have expired;

(d)	by either party if the shareholders of ABCO do not approve the merger; and

(e)	by either party if the merger has not been consummated by April 30, 2003.

Provisions of the Merger Agreement may be waived or amended under certain circumstances, as set forth in the Merger Agreement.

Dissenters’ Rights (p.         )

As required by the Pennsylvania Business Corporation Law (“BCL”), any shareholder of ABCO who has given notice to ABCO in writing prior to the vote of the shareholders that such shareholder dissents from the merger, shall be entitled to receive the “fair value” of the shares held by that shareholder, upon written request made to Community at any time within a specified time following the effective date of the merger, accompanied by the surrender of such shareholder’s stock certificates. The relevant portions of the statutory dissenters procedures are attached to this Proxy Statement — Prospectus as Appendix B. Shareholders electing to exercise their dissenters’ rights under the BCL may not vote for the merger and the Merger Agreement. If a shareholder returns a signed proxy but does not specify a vote against the merger and the Merger Agreement or does not give a direction to abstain, the proxy will be voted FOR the merger and the Merger Agreement, which will have the effect of waiving that shareholder’s dissenters’ rights.

Certain Federal Income Tax Consequences of the Merger (p.         )

It is intended that the merger will be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that, accordingly, for income tax purposes:

(a)	the merger upon the terms and conditions of the Merger Agreement will not result in any recognized gain or loss to Community or ABCO;

(b)	except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of ABCO common stock who receive Community common stock in exchange for the shares of ABCO common stock which they hold;

(c)	the holding period of Community common stock received in exchange for ABCO common stock will include the holding period of ABCO common stock for which it is exchanged, assuming the shares of ABCO common stock are capital assets in the hands of the holder thereof on the effective date of the merger; and

(d)	the basis of Community common stock received in exchange for ABCO common stock will be the basis of ABCO common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

The obligations of the parties to consummate the Merger are conditioned upon the parties’ receipt of opinions from their respective counsel, substantially to the effect that the federal income tax consequences of the merger are as summarized above.

EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF COMMUNITY COMMON STOCK RECEIVED IN THE MERGER.

Interests of Certain Persons in the Merger (p.         )

Certain directors and officers of ABCO have interests in the merger in their capacities as directors and officers that are in addition to their and your interests as shareholders of ABCO generally. Specifically, Community has agreed that, following the consummation of the merger, it will indemnify and provide insurance covering ABCO officers and directors and it shall cause Sentinel to employ Penny Sebright and Patricia Schell as Chief Executive Officer and Chief Operating Officer of the ABCO division of Sentinel, respectively. In addition, Community has appointed Christopher M. Vedder, President of ABCO, to Sentinel’s Board of Directors, effective February 4, 2003.

Comparison of Shareholder Rights (p.         )

Upon exchange of their shares of ABCO common stock in accordance with the exchange procedures set forth in the Merger Agreement, holders of ABCO common stock will become holders of Community common stock. The rights of shareholders of Community are governed by the BCL and the articles of incorporation and bylaws of Community. The rights of common shareholders of Community differ from the rights of ABCO shareholders with respect to certain matters.

MARKET VALUE AND DIVIDEND INFORMATION

Shares of Community common stock are included for quotation on the NASDAQ Stock Market. As of the date of these materials, there were approximately 3200 shareholders of record of Community common stock. ABCO common stock is not traded on NASDAQ or on any other market. ABCO common stock is held by approximately 22 shareholders, and the shareholders are subject to certain restrictions on the transfer of their stock. Consequently, there is no market value information regarding ABCO.

The table below sets forth for the periods indicated the high and low sale prices for Community common stock as reported on NASDAQ and dividends paid by Community. During the same periods, ABCO did not pay any dividends, except for a dividend of $0.10 per share on January 3, 2002.

	High	Low	Community Per Share Dividends
2001 Quarters
First	$20.84	$19.40	$0.16
Second	$28.43	$20.60	$0.16
Third	$28.38	$20.57	$0.16
Fourth	$25.95	$23.14	$0.16
2002 Quarters
First	$27.75	$24.35	$0.16
Second	$29.70	$25.55	$0.18
Third	$27.69	$23.90	$0.18
Fourth	$29.00	$25.98	$0.20

The information in the following table shows: (a) the closing price for Community common stock on NASDAQ on December 17, 2002, the last trading day prior to the first public announcement of the Merger, (b) the same information as of March     , 2003, the last trading day prior to the date of these materials and (c) the ABCO common stock equivalent per share price as of December 17, 2002 and March     , 2003, computed by multiplying the prices of Community common stock by the exchange ratio of 0.2658 contained in the Merger Agreement (see, page         ).

Closing Price of Community common stock	Equivalent Value of ABCO Common Stock
December 17, 2002 – $27.70	$7.36
March , 2003 – $	$

ABCO Shareholders are urged to obtain current market quotations for shares of Community common stock.

Holders of Community common stock are entitled to receive dividends, when declared by Community’s board of directors, out of funds legally available for dividends. Community primarily obtains funds for the payment of dividends from dividends paid by its principal banking subsidiary, Community Banks. Community Banks is subject to certain legal restrictions on the amount of dividends it can pay to Community.

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated historical financial information for Community. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of Community, including the notes thereto, incorporated by reference in this Proxy Statement — Prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR

COMMUNITY BANKS, INC.

	For the Nine Months Ended Sept. 30,		For the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(dollars in thousands except per share data)
Summary of Operations
Net interest income	37,756	33,637	45,935	43,795	40,248	36,039	33,915
Provision for credit losses	2,750	3,750	5,080	2,863	1,588	2,054	1,817

Net interest income after provision for credit losses	35,006	29,887	40,855	40,932	38,660	33,985	32,098
Other operating income	10,321	8,560	12,141	8,148	6,388	5,574	4,688
Other operating expenses	29,013	27,071	36,521	30,463	27,501	24,446	23,335
Applicable income taxes	2,504	2,218	2,879	4,702	4,257	3,882	4,058
Net income	13,810	9,158	13,596	13,915	13,290	11,231	9,393
Per Share Data
Net income (diluted)	1.46	0.98	1.45	1.50	1.42	1.19	0.99
Dividends paid	0.52	0.48	0.64	0.57	0.52	0.49	0.38
Book value	13.97	12.35	11.97	11.44	9.38	10.18	9.51
Average diluted shares outstanding	9,167,000	8,871,000	9,419,498	9,245,584	9,382,409	9,451,314	9,447,699
Balance Sheet Data
Loans (net of unearned income and allowance for loan losses)	891,845	841,260	845,146	804,546	699,040	611,142	543,666
Total assets	1,626,828	1,446,194	1,509,734	1,308,713	1,151,344	1,023,407	880,220
Total deposits	1,115,395	1,013,031	1,003,225	919,241	826,167	727,953	675,475
Total shareholders’ equity	128,050	115,018	111,249	103,978	86,309	94,293	88,346
Key Ratios
Return on average shareholders’ equity	15.63%	11.18%	12.21%	15.08%	14.40%	12.22%	11.36%

	For the Nine Months Ended Sept. 30,		For the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(dollars in thousands except per share data)
Return on average total assets	1.18%	0.89%	0.97%	1.12%	1.22%	1.21%	1.12%
Dividends declared to net income	34.93%	47.78%	43.25%	37.48%	36.70%	40.09%	37.69%
Average shareholders’ equity to average total assets	7.97%	8.00%	7.96%	7.45%	8.44%	9.88%	9.85%

Per share data for all periods has been restated to reflect stock dividends and splits.

RISK FACTORS

By approving the merger, ABCO shareholders will be choosing to invest in Community’s common stock and, as to fractional shares, to receive cash in exchange for shares of ABCO common stock. An investment in Community’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “A Warning About Forward-Looking Information,” on page         , you should carefully consider the matters described below in determining whether to approve the merger.

THE VALUE OF WHAT YOU WILL RECEIVE IN THE MERGER WILL RISE AND FALL AS THE MARKET PRICE OF COMMUNITY COMMON STOCK RISES AND FALLS.

Between the date of this document and the effective date of the merger, and following the merger, the market price of Community common stock will rise and fall. Changes in the price of Community common stock will affect the value of what you will receive. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Community’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Community’s control. We urge you to obtain current market quotations for Community common stock.

THE SHARE PRICE OF COMMUNITY COMMON STOCK ON THE NASDAQ NATIONAL MARKET IS SUBJECT TO MARKET FLUCTUATIONS.

The share price of Community common stock on the NASDAQ National Market is by its nature subject to the general price changes in the market for publicly traded equity securities. These price increases and declines are not necessarily related to a change in the financial performance or condition of Community.

COMMUNITY’S BUSINESS IS SUBJECT TO INTEREST RATE RISK, AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT ITS FINANCIAL PERFORMANCE.

Changes in the interest rate environment may reduce profits. The primary source of income for Community is the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Community’s net interest spread, asset quality, loan origination volume and overall profitability.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT COMMUNITY’S FUTURE GROWTH.

Community and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Community and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Community’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Community, these changes could be materially adverse to Community’s shareholders.

COMMUNITY’S ABILITY TO PAY DIVIDENDS DEPENDS PRIMARILY ON DIVIDENDS FROM ITS PRINCIPAL BANKING SUBSIDIARY, WHICH ARE SUBJECT TO REGULATORY LIMITS.

Community is a bank holding company and its operations are conducted by direct and indirect subsidiaries, including Sentinel, each of which is a separate and distinct legal entity. Substantially all of Community’s assets are held by its direct and indirect subsidiaries. Community’s ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, Community Banks, is its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of its banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that Community’s subsidiaries will be able to pay dividends in the future or that Community will generate adequate cash flow to pay dividends in the future. Community’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

COMMUNITY’S FUTURE ACQUISITIONS COULD DILUTE YOUR OWNERSHIP OF COMMUNITY AND MAY CAUSE COMMUNITY TO BECOME MORE SUSCEPTIBLE TO ADVERSE ECONOMIC EVENTS.

Community has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Community may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Community. Future business acquisitions could be material to Community, and the degree of success achieved in acquiring and integrating these businesses into Community could have a material effect on the value of Community common stock. In addition, any such acquisition could require Community to use substantial cash or other liquid assets or to incur debt. In those events, Community could become more susceptible to economic downturns and competitive pressures.

THE LONG-TERM ECONOMIC EFFECTS OF TERRORIST ATTACKS ON THE UNITED STATES, POSSIBLE WAR AND AN ECONOMIC SLOWDOWN COULD NEGATIVELY AFFECT FINANCIAL CONDITION.

On September 11, 2001, New York City and the Washington, D.C. area suffered serious terrorist attacks. The long-term economic impact of these acts has yet to be determined, and the ultimate cost associated with these attacks and related incidents may place significant burdens on the United States economy as a whole. If these acts or additional terrorist attacks or other factors cause or worsen an overall economic decline, the financial condition and operating results of Community could be materially adversely affected. In the event the United States and its allies take military action against the government of Iraq or any other country, the short and/or long term economic impact upon the financial markets in general could be negative. In addition, events such as the ones referred to could cause or contribute to a general decline in equity valuations, which in turn could reduce the market value of your investment in Community stock.

THE SPECIAL MEETING OF ABCO SHAREHOLDERS

General

This Proxy Statement – Prospectus is being furnished to holders of ABCO common stock in connection with the solicitation of proxies by ABCO’s Board of Directors to be used at the special meeting or any adjournment thereof.

Date, Place and Time of the Meeting

The special meeting of the shareholders of ABCO will be held at 5:30 p.m. local time on March             , 2003, at the offices of ABCO, 37-39 North Queen Street, York, Pennsylvania 17403.

Matters to be Considered at the Meeting

The shareholders of ABCO will be asked to approve:

•	the Merger Agreement between Community and ABCO, as amended, providing for the merger of ABCO with and into Sentinel, a subsidiary of Community Banks, Community’s bank subsidiary, as contemplated therein; and

•	such other business as may properly come before the special meeting and/or any adjournment thereof.

Record Date; Shares Outstanding; Quorum

Only holders of record of shares of ABCO common stock at the close of business on             , 2003, will be entitled to vote at the ABCO special meeting. At that date, approximately 96,920 shares of ABCO common stock were outstanding, held by 22 shareholders of record, each share being entitled to one vote. For any action to be taken at the shareholders meeting, a quorum must be present. In order to have a quorum, shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast must be present at the meeting in person or by proxy.

Vote Required

Approval of the merger and any other business that may properly come before the meeting requires a majority of the votes cast by all shareholders entitled to vote thereon.

As of the record date, the directors and executive officers of ABCO beneficially owned 62,210 shares of ABCO common stock, or approximately 64% of the outstanding ABCO common stock entitled to vote at the special meeting. No shares of ABCO common stock are owned by the directors and executive officers of Community. Approval of the merger requires a majority of the votes cast by all shareholders entitled to vote. Therefore, if all of the directors vote as shareholders in favor of the merger, the merger will have the required shareholder approval. The ABCO directors unanimously approved the Merger Agreement at a meeting of the Board of Directors on December 17, 2002, but they will also have the opportunity to vote on the merger as shareholders at the special meeting.

Voting, Revocation and Solicitation of Proxies

The ABCO Board of Directors is soliciting proxies from the ABCO shareholders. This will give you an opportunity to vote at the ABCO special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you do not vote by proxy or by attending the ABCO special meeting and voting in person, it will have the same effect as voting against the merger. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares FOR approval of the merger agreement and the merger.

Any ABCO shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting; or

•	Submitting a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to ABCO, Attention: G. Steven McKonley, Corporate Secretary, 37-39 North Queen Street, York, PA 17403, or hand deliver the notice of revocation or subsequent proxy to Mr. McKonley before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

ABCO will pay the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and employees acting on behalf of ABCO may solicit proxies for the special meeting in person or by telephone, telegraph, facsimile or other means of communication. ABCO will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

Recommendation of ABCO’s Board of Directors

ABCO’s board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of ABCO and its shareholders. Accordingly, ABCO’s board of directors unanimously recommends that ABCO shareholders vote “FOR” approval of the merger agreement and the merger.

THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this proxy statement/prospectus. A copy of the merger agreement is attached hereto as Appendix A. We urge you to read the full text of the agreement carefully.

The merger agreement, as amended, provides that:

•	ABCO will merge into The Sentinel Agency, LLC, which is a subsidiary of Community Banks (Community’s bank subsidiary). Though ABCO will cease to exist as a separate corporation, its business will continue for the foreseeable future to be operated as a separate division of Sentinel, under the ABCO name; and

•	You, as a shareholder of ABCO, will be entitled to receive 0.2658 shares of Community common stock, which is referred to in the merger agreement as the exchange ratio, for each share of ABCO common stock that you own.

The board of directors of ABCO has unanimously approved and adopted the merger agreement and believes that the merger is in your best interests as a shareholder. The ABCO board of directors unanimously recommends that you vote FOR the merger agreement and the merger.

Background of the Merger

For many years, the strategy of ABCO’s board of directors has been to increase profitability while operating as an independent community-based title insurance agency. In recent years, meeting the increased efforts of both local and regional competitors to provide high quality services and attract customers has become increasingly difficult. The expenses of attempting to keep pace with competition, combined with ABCO’s more limited economies of scale, have placed significant pressures on its profitability.

On August 22, 2002, ABCO entered into a confidentiality agreement with Community for the purpose of discussing various issues involved in a potential combination of ABCO with and into Community.

From early September, 2002 through October 31, 2002, Community examined various materials provided to it by ABCO and analyzed various other factors relative to its strategic business plan in order to determine the viability of a potential business combination. On October 31, 2002, Community’s analysis concluded that the addition of ABCO’s title operations would complement Community’s existing title operations as well as provide Community and its direct and indirect subsidiaries with enhanced business partners and sources of revenue.

Accordingly, from November 1, 2002 through November 12, 2002, Community negotiated a non-binding indication of interest with ABCO’s Executive Board. On November 12, 2002, ABCO received a non-binding indication of interest from Community which proposed a merger of ABCO into either an acquisition subsidiary of Community or directly into The Sentinel Agency, LLC. The proposal provided that Community would acquire all of ABCO’s stock in exchange for such number of shares of Community stock which had a market value equal to $500,000 plus (i) the value of ABCO’s Allfirst trust account as of the close of business on the day immediately preceding the execution of a definitive merger agreement, and (ii) the value of ABCO’s installment sale agreement for the property located at 45 N. Queen Street, York, Pennsylvania, as of the close of business on the day immediately preceding the execution of a definitive merger agreement. Market value would be determined by taking the average closing price of Community’s stock for the thirty trading days immediately preceding the execution of the Merger Agreement. The exchange ratio would be subject to adjustment if the market value of Community’s stock for a specified thirty trading day period either increased or decreased by a certain percentage. The proposal also provided that Community would:

•	enter into employment contracts with Ms. Sebright and Ms. Schell;

•	endeavor to provide employment to each ABCO employee; and

•	provide employee benefits after closing substantially similar to the employee benefits enjoyed by ABCO employees immediately preceding closing.

On November 19, 2002, the ABCO Executive Board met to discuss the non-binding indication of interest from Community. At that meeting, the ABCO Executive Board authorized Mr. Vedder, together with legal counsel, to enter into negotiations with Community as to a business combination between ABCO and Community, to conduct due diligence with regard to Community, and to permit Community to conduct formal due diligence with regard to ABCO.

On November 22, 2002, Mr. Vedder, together with legal counsel, entered into negotiations regarding the pricing, structure and other issues associated with a business combination generally consistent with Community’s indication of interest letter. During this period, which included due diligence investigations conducted by both parties, and numerous telephone conferences, the exchange ratio for the combination as well as other issues were determined on the basis of arms-length negotiations.

The negotiations continued through December 17, 2002. This negotiation process resulted in the definitive merger agreement attached hereto as Appendix A.

On December 17, 2002, the ABCO board of directors met to consider the definitive merger agreement. Legal counsel to ABCO conducted a detailed review of the merger agreement and reviewed with the board of directors their fiduciary duties under current law. After discussion, the ABCO board unanimously approved the merger agreement and the merger transaction with Community as being in the best interests of ABCO, its shareholders and other constituencies. The merger agreement was executed immediately following the meeting.

Reasons for the Merger

Community

In 2001, Community expanded the scope of its business enterprise to the sale of title insurance as agent and the provision of related settlement services by acquiring the assets of Hanover Settlement Company and forming a subsidiary known as Community Settlement Services, LLC. Later in 2001, Community acquired a long-established title insurance agency known as The Sentinel Agency, Inc. In 2002, Community merged Community Settlement Services and The Sentinel Agency. Through the combined entity, the sale of title insurance as agent has become an increasingly important component of Community’s business.

The directors of Community have determined that it is in the best interests of Community’s shareholders to acquire ABCO, based on the following considerations:

•	ABCO’s business is consistent with the title insurance business presently being conducted by The Sentinel Agency;

•	Acquiring ABCO will increase the staffing and resources that Community can commit to this component of its business and will increase Community’s expertise in the title insurance business;

•	Community has a significant number of branch offices in York County and surrounding areas, and the established presence of ABCO in those areas will enhance Community’s ability to sell title insurance and related services to its customers; and

•	The reputation of ABCO and its management for providing quality and timely service to its customers will help to build Community’s reputation in the title insurance field and its increasing reputation as a full provider of non-traditional financial services.

The foregoing discussion of the information and factors considered by Community’s Board is not intended to be exhaustive, but reflects all material factors considered by the Community Board. In reaching its determination to approve and recommend the merger, Community’s Board did not assign any relative or specific weights to the foregoing factors and individual directors may have weighed factors differently.

ABCO

In reaching its decision to approve the merger agreement with Community, ABCO’s board of directors considered the advice of its Executive Board and ABCO’s outside legal advisors, and based its decision on a number of factors, including, without limitation, the following:

•	The terms of the merger agreement, including the financial terms of the transaction and the provisions relating to treatment of ABCO’s employees;

•	Community’s commitment to retain key ABCO personnel in order to maximize the strategic value of the ABCO franchise;

•	The substantially greater liquidity of Community common stock, which is publicly traded, compared to the lack of a trading market for ABCO common stock;

•	The fact that, to the extent that shareholders received Community shares in exchange for their shares of ABCO common stock, such exchange would be tax free to the ABCO shareholders;

•	The terms of the exchange ratio, and the fact that the value received by ABCO shareholders could decline based on declines in the value of Community stock, offset by the provisions for an adjustment to the exchange ratio in certain circumstances based on the market performance of Community common stock;

•	The historical market prices of Community common stock and the historical cash dividends paid on Community common stock compared with those periodically paid on ABCO common stock;

•	The current and prospective economic and competitive environment facing the title insurance industry generally and ABCO in particular, including the ability of larger competitors to invest in technology, and leverage fixed costs over larger markets, and other benefits of operational scale;

•	The board’s perception of the business and prospects of Community and the fact that Community is a larger and more diversified company than ABCO; and

•	The board of director’s perception that Community had a commitment to providing high-quality services as a community-based organization and customer-oriented culture that was consistent with ABCO’s philosophy and culture.

In reaching the determination to approve the merger agreement, the ABCO board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, there can be no assurances that the benefits of the merger perceived by the ABCO board of directors and described above will be realized.

Summary of Terms of the Merger

The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement – Prospectus and incorporated by reference herein. Shareholders are urged to read carefully the Merger Agreement.

Effect of the Merger

Pursuant to the Merger Agreement, ABCO will be merged with and into The Sentinel Agency, LLC, with Sentinel as the surviving entity. Sentinel is a wholly-owned subsidiary of Community Banks, Community’s bank subsidiary. Following the merger, the Certificate of Organization and Operating Agreement of Sentinel will remain in effect, and the directors and officers of Sentinel immediately prior to the merger will remain in office. Although ABCO will cease to exist as a separate corporation, its business will continue to be conducted for the foreseeable future as a separate division of Sentinel, under the ABCO name.

Merger Consideration; Exchange Ratio

Each share of ABCO common stock issued and outstanding as of the effective date of the merger, other than shares of ABCO common stock held by persons who have perfected dissenters’ rights, will be converted into and become a right to receive 0.2658 shares of Community common stock, par value $5.00 per share. The factor of 0.2658 is referred to in the Merger Agreement as the “exchange ratio,” and it is subject to adjustment under certain circumstances as summarized in these materials and as explained in detail in the Merger Agreement. To the extent that application of the exchange ratio would result in an ABCO shareholder receiving a fraction of a Community share, the ABCO shareholder will receive cash that is equivalent in value to the stock consideration.

Adjustments to the Exchange Ratio

The Merger Agreement provides for the adjustment of the exchange ratio under two scenarios. First, if subsequent to the date of the Merger Agreement but prior to the effective date of the merger: (a) a record date occurs for the purpose of determining the holders of Community common stock entitled to receive a dividend declared payable in shares of Community common stock; (b) Community subdivides the outstanding shares of Community common stock; (c) Community combines the outstanding shares of Community common stock into a smaller number of shares; or (d) Community issues by reclassification of its shares of Community common stock any shares of stock of Community, the exchange ratio will be adjusted so that each share of ABCO common stock thereafter shall be convertible into and exchangeable for the number of shares of Community common stock which the shares of ABCO common stock would have represented had such shares of ABCO common stock been converted into and exchanged for shares of Community common stock prior to the happening of such event and such Community common stock had been entitled to the benefit of the happening of such event.

Second, the exchange ratio will be adjusted if the price of Community common stock experiences certain decreases or increases. If the adjusted average closing price of Community common stock is less than $25.21, then the exchange ratio will be adjusted to 0.2825. If the adjusted average closing price of Community common stock is greater than $30.81, then the Exchange Ratio will be adjusted to 0.2392. The “adjusted average closing price” of Community common stock will be computed on the basis of Community’s closing price on the NASDAQ stock market for the 30 consecutive trading days preceding the effective date of the merger.

Closing; Effective Date

The Merger Agreement provides that the Closing of the Merger will be held as soon as all government and shareholder approvals have been obtained. As noted below, either party may terminate the Merger Agreement if the merger is not consummated by April 30, 2003.

Representations and Warranties

The parties have made certain representations and warranties in the Merger Agreement. The representations and warranties relate to, among other things:

•	proper organization;

•	articles of incorporation, bylaws and minute books;

•	powers and qualifications of each corporation;

•	subsidiaries;

•	capital structures;

•	leases;

•	litigation;

•	insurance;

•	compliance with environmental laws;

•	material contracts and agreements;

•	employee benefit plans;

•	no material adverse change in financial condition;

•	title to real property and other assets;

•	the adequacy of the provision for current taxes payable and other tax matters;

•	authorization of the Merger Agreement;

•	absence of conflict with other agreements and the consents and approvals that will be required for the consummation of the Merger;

•	adequacy of financial statements;

•	brokerage and other fees;

•	the absence of false or misleading statements in certain financial statements, proxy statements, reports, documents or other written material; and

•	the delivery and filing of certain tax returns and reports.

Conduct of Business Pending the Merger

The parties have agreed that, except as otherwise provided for in the Merger Agreement, or consented to or approved by the other party, they would use their reasonable best efforts to preserve their properties, business and relationships with customers, employees and other persons.

Additionally, ABCO agreed that, without obtaining Community’s consent, it would not:

(1)	carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(2)	declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(3)	issue any shares of its capital stock;

(4)	incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(5)	issue, grant or authorize any rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6)	amend its articles of incorporation or bylaws;

(7)	merge with any other corporation or permit any other corporation to merge into it or consolidate with any other corporation; acquire control over any other firm, corporation, or organization or create any Subsidiary;

(8)	waive or release any material right or cancel or compromise any material debt or claim;

(9)	except as disclosed in advance to Community, liquidate or sell or dispose of any material assets, acquire any material assets, make any capital expenditure in excess of $50,000 in any instance or enter into or modify any leases or other contracts;

(10)	except as disclosed in advance to Community, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date of the Merger Agreement;

(11)	change its material policies in any material respect except as may be required by changes in applicable law;

(12)	change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2001, except as required by applicable law; or

(13)	authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any tender or exchange offer, proposal for a merger, consolidation or other business proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, ABCO other than the Community acquisition, unless ABCO receives advice from its counsel that it must communicate information regarding such a proposal to its Board.

Other Agreements

The parties have also agreed to:

•	cooperate in the preparation of these materials for inclusion in Community’s registration statement and for presentation to ABCO’s shareholders; and

•	take any and all steps necessary to consummate the merger.

Conditions Precedent

The obligations of the parties to consummate the merger are subject to, among other things, the satisfaction of the following conditions:

(a)	the performance by the parties of each of their respective obligations under the Merger Agreement and the accuracy of each of their respective representations and warranties in the Merger Agreement;

(b)	the absence of any material adverse change in the financial condition of each of the respective parties and their subsidiaries;

(c)	approval of the Merger Agreement and the transactions contemplated therein by the shareholders of ABCO;

(d)	the receipt, by each of the respective parties, of a certificate from the other party as to matters specifically enumerated in the Merger Agreement and the opinions of counsel as required therein;

(e)	the effectiveness of the Community registration statement;

(f)	the receipt of all governmental and other approvals required by the Merger Agreement;

(g)	the receipt of by the parties from their respective counsel as to tax treatment of the merger;

(h)	any necessary consents to the assignment of contracts to which ABCO is a party shall have been obtained; and

(i)	the listing on the NASDAQ Stock Market of shares of Community common stock to be issued in connection with the merger.

The obligation of Community to consummate the Merger is further subject to:

•	the number of dissenting shares being less than fifteen percent (15%) of the number of outstanding shares of ABCO’s common stock; and

•	ABCO either obtaining the written consent of one of the insurance carriers for which it acts as agent to Sentinel becoming an agent of that company or ABCO becoming a party to another agency contract that is satisfactory to Community in its reasonable discretion.

Waiver; Amendment

Except where not permitted by law, the parties may at any time extend the time for the performance of any of one another’s obligations and may waive

•	any inaccuracies in the representations or warranties; and

•	compliance with any of the covenants, undertakings or agreements of the parties, or satisfaction of any of the conditions precedent to the parties’ obligations

However, after approval of the merger by the ABCO shareholders, the parties may not change the amount or kind of the consideration to be received by ABCO’s shareholders in the merger.

Termination

The Merger Agreement may be terminated, either before or after approval by the ABCO shareholders:

•	By the mutual consent in writing of the parties hereto;

•	By either party if the other party has, in any material respect, breached any of its obligations or representations and the breach has not been cured within the time set forth in the Merger Agreement;

•	By either party if the required governmental approvals have been finally and unappealably denied;

•	By either party if the ABCO shareholders do not approve the merger; or

•	By either party if the merger has not occurred by the close of business on April 30, 2003, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such costs. In the Merger Agreement, Community has agreed that ABCO may pay all of its reasonable legal and accounting fees incurred in connection with the negotiation and consummation of the merger immediately prior to the closing.

Continued Employment of ABCO’s Employees

Upon completion of the merger, all persons employed by ABCO as of the date of merger will be employed by Sentinel upon terms and conditions (including benefits) which are no less favorable than those generally afforded to other employees of Sentinel and Community holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees. For purposes of determining eligibility for vesting of such employee benefits only (and not for pension benefit accrual purposes), determining levels of short-term disability benefits, vacation benefits, and severance benefits under any severance pay arrangement and, if applicable, for purposes of satisfying any waiting periods concerning pre-existing conditions, service with ABCO prior to the effective date will be treated as service with Sentinel to the same extent as if such persons had been employees of Sentinel. In addition, any co-payments and expenses paid by ABCO employees prior to the effective date under ABCO’s medical benefit plans will be treated as if paid under Community’s medical benefit plans for purposes of determining satisfaction of co-payment and deductible requirements under the applicable plans.

One of the conditions of the merger is the agreement of Penny Sebright and Patricia Schell to become employees of Sentinel upon completion of the merger. Ms. Sebright and Ms. Schell have signed employments agreements which will become effective upon completion of the merger and which will ensure that the ABCO division of Sentinel continues to be operated by ABCO’s current management. Neither Ms. Sebright nor Ms. Schell is an ABCO shareholder.

Indemnification of ABCO’s Officers and Directors; Insurance

Community has agreed to indemnify the directors, officers, employees and agents of ABCO and its subsidiaries against all losses, expenses, including reasonable attorneys’ fees, claims, damages or liabilities and settlement amounts arising out of actions or omissions or alleged actions or omissions occurring prior to the merger’s effective date, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Pennsylvania law. This includes the advancement of expenses incurred in the defense of any proceeding, as long as the person receiving the expense advance provides any undertaking required by applicable law.

Community has also agreed to use its reasonable best efforts, at its expense, to maintain directors’ and officers’ liability insurance for the former directors, officers and employees and agents of ABCO and its subsidiaries with respect to matters occurring at or prior to the merger’s effective date. Alternatively, Community may obtain coverage for such persons for acts prior to the merger’s effective date under the directors’ and officers’ liability insurance policies maintained by Community.

The insurance coverage is to be at least equal to the coverage currently maintained by ABCO and is to contain terms and conditions that are no less favorable to the beneficiaries. Community is not obligated to make annual premium payments that exceed (for the portion related to ABCO’s directors and officers) 150% of the initial annual premiums for ABCO’s policy maintained prior to the merger.

Listing

The Merger Agreement provides that Community will file an application to list the shares of Community common stock to be issued in the merger on the NASDAQ Stock Market.

Exchange Procedure

Appointment of Exchange Agent

Prior to the effective date of the merger, Community will appoint Wells Fargo Shareowner Services as exchange agent for the purpose of exchanging certificates representing shares of Community common stock. Thereafter, Community will issue and deliver to the exchange agent shares of Community common stock, and will pay to the exchange agent such amounts of cash as shall be required to be delivered to holders of shares of ABCO common stock entitled to cash in lieu of fractional shares. Any Community common stock and any amounts of cash delivered to the exchange agent and unclaimed at the end of two years from the effective date of the merger will be repaid to Community, in which event the persons entitled thereto shall only look to Community for payment thereof; provided, however, that if Community shall, as required by law, pay to the Commonwealth of Pennsylvania any unclaimed Community common stock or monies so repaid to Community, those persons may thereafter look only to the Commonwealth of Pennsylvania for payment thereof.

Procedure

As soon as practicable after the effective date of the merger, holders of shares of ABCO common stock will be furnished a form letter of transmittal for the tender of their shares to the exchange agent to be exchanged for new certificates for the appropriate number of shares of Community common stock. Community will be required to issue Community common stock only upon the actual surrender of ABCO shares and will require an indemnity agreement or a bond from any ABCO shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

As of the effective date of the Merger, Community will issue and deliver to the exchange agent certificates representing a sufficient number of shares of Community common stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger. Upon surrender for cancellation to the exchange agent of one or more certificates for shares of ABCO common stock, accompanied by a duly executed letter of transmittal in proper form, the exchange agent shall, promptly after the effective date of the Merger, deliver to each holder of such surrendered ABCO shares new certificates representing the appropriate number of shares of Community common stock, together with checks for payment of cash in lieu of fractional interests to be issued in respect of the ABCO shares.

Until ABCO shares have been surrendered and exchanged for Community shares, each outstanding ABCO share shall be deemed, for all corporate purposes of Community, to be the number of whole shares of Community common stock into which the number of shares of ABCO common stock shown thereon have been converted. At the option of Community, no dividends or other distributions which are declared on Community common stock will be paid to persons otherwise entitled to receive the same until the ABCO shares have been surrendered in exchange for Community shares in the manner described above, but upon such surrender, such dividends or other distributions, from and after the effective date of the merger, will be paid to such persons in accordance with the terms of such Community common stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

Regulatory Approvals

The approval of Pennsylvania Department of Banking must be obtained, and notice to the Federal Deposit Insurance Corporation must be given, before the merger can be consummated. Additionally, Community’s registration statement must be declared effective by the Securities and Exchange Commission, before these materials may be sent in final form to ABCO shareholders. ABCO and Community are not aware of any other governmental approvals or actions that are required for consummation of the merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained, and, if the merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement.

Interests of Certain Persons in the Merger

As of the date of these materials, directors of ABCO beneficially own 62,210 shares of ABCO common stock, or approximately 64% of the outstanding ABCO common stock entitled to vote at the special meeting. As described above (see, page             ), the Merger Agreement provides for indemnification of the officers and directors of ABCO following the completion of the merger, which may cause the directors and officers of ABCO to have interests in the merger that are in addition to any interests they may have as shareholders of ABCO generally.

The merger will also benefit two employees of ABCO who will have employment agreements with Community and Sentinel upon completion of the merger. As a result of the agreements:

•	Ms. Sebright and Ms. Schell are guaranteed employment with Community and Sentinel until December 31, 2005, subject to Community’s right to terminate the agreements for cause and under certain other circumstances; and

•	Ms. Sebright and Ms. Schell will receive starting salaries that exceed the salaries they were receiving from ABCO at the time of the Merger Agreement.

In addition, on February 4, 2003, Community appointed Christopher M. Vedder, President of ABCO, to Sentinel’s Board of Directors.

Accounting Treatment

Community intends to treat the merger as a “purchase” for accounting purposes.

Certain Federal Income Tax Consequences

The following is a summary of the anticipated material federal income tax consequences of the merger. Each shareholder’s individual circumstances may affect the tax consequences of the merger to that shareholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. Consequently, each shareholder is advised to consult with his or her own tax advisor as to the specific tax consequences of the merger.

It is intended that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for income tax purposes: (i) the merger of ABCO with and into Sentinel upon the terms and conditions of the Merger Agreement, as amended, will not result in any recognized gain or loss to Community, Sentinel or ABCO; (ii) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of ABCO common stock who receive Community common stock in exchange for the shares of ABCO common stock which they hold; (iii) the holding period of Community common stock received in exchange for ABCO common stock will include the holding period of ABCO common stock for which it is exchanged, assuming the shares of ABCO common stock are capital assets in the hands of the holder thereof on the effective date; and (iv) the basis of Community common stock received in exchange for ABCO common stock will be the basis of ABCO common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

The obligation of the parties to consummate the merger is conditioned upon the receipt of legal opinions from their respective counsel, substantially to the effect that the federal income tax consequences of the merger are as summarized above.

Assuming that the merger satisfies all of the requirements of a reorganization within the meaning of Section 368(a) of the Code, the merger will have the following tax consequences to an ABCO shareholder: except for any cash received in lieu of any fractional share, no gain or loss will be recognized by an ABCO shareholder who exchanges his or her shares for Community common stock. The tax basis of the Community common stock received by a shareholder will be equal to the tax basis of the ABCO common stock exchanged therefor (less any basis attributable to fractional shares for which cash is received), and, if ABCO common stock which is surrendered is a capital asset in the hands of the ABCO shareholder, the holding periods of the Community common stock received by the shareholder will include the holding periods for the ABCO common stock.

EACH SHAREHOLDER IS ENCOURAGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND NOT COMMON TO SHAREHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF COMMUNITY COMMON STOCK RECEIVED IN THE MERGER.

Rights of Dissenting Shareholders

Pursuant to Pennsylvania’s Business Corporation Law, each holder of record of ABCO common stock is entitled to dissent from the Merger and receive “fair value” for his or her ABCO common stock. ABCO shareholders must comply with the terms of Subchapter D of Chapter 15 of the Business Corporation Law, a copy of which is attached to this Proxy Statement – Prospectus as Appendix B.

This description of the applicable statutory procedures to be followed by a holder of ABCO common stock in order to dissent from the Merger is not intended to be complete and is qualified in its entirety by reference to that portion of the Business Corporation Law which is set forth in Appendix B hereto. Any shareholder considering dissenters’ rights is advised to review Appendix B and consult legal counsel because the failure to precisely follow all the necessary legal requirements may result in the loss of such rights.

Holders of record of ABCO common stock who desire to exercise their dissenters’ rights must take the following steps and satisfy the following conditions:

•	The dissenting shareholder must give notice in writing prior to the special meeting of ABCO shareholders to vote on the merger that he intends to demand that he be paid the fair value for his shares if the merger is effectuated. The notice should be sent to the following address:

Abstracting Company of York County

37-39 North Queen Street

York, Pennsylvania 17403

Attention: Corporate Secretary

•	Additionally, ABCO shareholders intending to dissent from the merger and Merger Agreement must not buy, sell or otherwise transfer beneficial ownership of any shares of ABCO common stock after giving such notice and through the date of the merger.

•	The dissenting shareholder must not vote his shares in favor of the merger.

If a shareholder who wishes to dissent fails to satisfy any of these conditions or any of the requirements in the portion of the Business Corporation Law which is attached to these materials as Appendix B, he or she will not acquire any right to be paid the fair value for his shares. A vote against the merger will not be treated as the notice required by the Business Corporation Law.

If the merger is approved by the required vote by the ABCO shareholders, ABCO will send a notice to dissenting shareholders, containing the following information:

•	Where and when a demand for payment must be sent and share certificates must be deposited in order to receive payment;

•	To what extent transfer of uncertificated shares will be restricted from the time that demand for payment is received by ABCO;

•	A form for demanding payment on which the shareholder will be required to furnish certain information. The shareholder will have at least 30 days to return this form.

A shareholder who fails to demand payment on a timely basis will not acquire the right to receive the fair value for his shares. If the merger is not completed within 60 days of the deadline for the demand of payment, ABCO will return any certificated shares that have been deposited with it.

Upon completion of the merger, Community will send an estimate of the fair value to the dissenting shareholders. The dissenting shareholders will have an opportunity to respond with their own estimates of fair value, which will be treated as a demand for payment of the difference between the estimates. If Community and the dissenting shareholders are unable to reach an agreement, the Business Corporation Law provides a vehicle for resolution of the disagreement over fair value.

HOLDERS OF ABCO COMMON STOCK SHOULD CAREFULLY CONSIDER APPENDIX B AND SHOULD CONSULT WITH THEIR LEGAL COUNSEL REGARDING THEIR RIGHT TO DISSENT FROM THE MERGER AND TO RECEIVE THE FAIR VALUE OF THEIR SHARES OF ABCO COMMON STOCK. FAILURE TO FOLLOW PRECISELY ANY STEP REQUIRED BY SUBCHAPTER 15D IN CONNECTION WITH THE EXERCISE OF DISSENTERS’ RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Introduction

Upon consummation of the Merger, holders of ABCO common stock, whose rights presently are governed by ABCO’s articles of incorporation and bylaws, will become shareholders of Community common stock. Accordingly, their rights will be governed by Community’s articles of incorporation and bylaws. Certain differences arise from differences between the companies’ respective articles and bylaws. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareholders, but summarizes material differences and is qualified in its entirety by reference to applicable laws and the articles of incorporation and bylaws of ABCO and Community.

Dividends

ABCO

The ability of ABCO to pay dividends is governed by the Pennsylvania Business Corporation Law.

Community

The ability of Community to pay dividends is governed by the Business Corporation Law and certain other statutory and regulatory limitations applicable to financial holding companies. (See, page             ).

Voting Rights Generally

ABCO

With respect to all matters on which shareholders are entitled to vote, shareholders of ABCO common stock are entitled to one vote per share. The Articles of Incorporation do not permit cumulative voting. Except for the amendment of bylaws, which can only be effected by a vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, any action to be taken by vote of the ABCO shareholders shall be authorized upon receipt of the affirmative vote of a majority of the shares of ABCO common stock represented and entitled to vote at a shareholders’ meeting.

Community

With respect to all matters on which shareholders are entitled to vote, holders of shares of Community common stock are entitled to one vote per share. The Community Articles of Incorporation provide that no cumulative voting shall exist. The election of the Board may be accomplished by the affirmative vote of a majority of the shares of Community common stock represented and entitled to vote at a shareholders’ meeting. The amendment of the Community Articles of Incorporation or the authorization of any corporate action (defined by the Articles to include the amendment of certain articles of the Community Articles, the removal of one or more directors, or any business combination, as that term is defined in the Articles) may only be accomplished by the affirmative vote of at least 75% of the votes which all shareholders are entitled to cast thereon; provided, however, that if 66 2/3% of the entire Board of Directors of Community recommends approval of an amendment or the corporate action, the corporate action will be authorized if there are cast in its favor at least 66 2/3% of the votes which all shareholders are entitled to cast thereon.

Classified Board of Directors

ABCO

The ABCO Bylaws provide that the Board of Directors of ABCO be divided into three classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a three-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders, instead of one, would generally be required to effect a change in the majority of the Board of Directors of ABCO.

Community

The Community Bylaws provide that the Board of Directors of Community be divided into four classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a four-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least three annual meetings of shareholders, instead of one, would generally be required to effect a change in the majority of the Board of Directors of Community. Such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Community.

Number of Directors; Term

ABCO

The ABCO Bylaws establish the number of directors to be 9. The term of office for each director is three years with the term of office of at least one class expiring each year.

Community

The Community Bylaws establish the number of directors to be no less than 5 and no more than 25. The exact number of members of the Board of Directors of Community is determined by the Board of Directors of Community. The term of office for each director is four years with the term of office of at least one class expiring each year.

Removal of Directors

ABCO

The ABCO Bylaws provide that a director may be removed from office for being absent from three consecutive meetings, at the discretion of the Board. The ABCO Articles of Incorporation contain no provision regarding the removal of directors. Because the ABCO Board is divided into three classes, the Pennsylvania Business Corporation Law permits the shareholders of ABCO to remove directors only for cause.

Community

The Community Articles of Incorporation provide that one or more directors may be removed (with no express requirement that such removal be for cause only) by the shareholders of Community if at least 75% of the votes which all shareholders are entitled to cast thereon are cast in favor of the removal, or, alternatively, if 66 2/3% of the entire Board of Directors of Community recommend such removal, if at least 66 2/3% of the votes which all shareholders are entitled to cast thereon are cast in favor of the removal.

Qualifications of Directors

ABCO

The ABCO Bylaws do not require that ABCO’s directors be residents of Pennsylvania or any other state or that they be shareholders of the corporation.

Community

The Community Bylaws do not require that its directors be shareholders of the corporation or that they be residents of Pennsylvania or any other state. However, the Community Bylaws limit the age of the corporation’s directors to 75, with the exception of those directors who were directors of Upper Dauphin National Bank, a predecessor of Community Banks, in 1968.

Filling Vacancies on the Board of Directors

Both the ABCO Bylaws and the Community Bylaws provide that vacancies occurring on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors even if the number of remaining directors constitutes less than a quorum. Any director so chosen shall have a term of office continuing only until the expiration of the term of office to which the director was appointed.

Call of Special Shareholders’ Meetings

ABCO

Special meetings of the shareholders of ABCO may be called by the President, the Board of Directors or shareholders entitled to cast at least 20% of the shares of ABCO entitled to vote at the particular meeting.

Community

Special meetings of the shareholders of Community may be called by the President, the Chairperson of the Board of Directors, a majority of the Board of Directors or shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast at any particular meeting. Such meeting shall be called by the Secretary no later than ten days and no more than sixty days following the request for such meeting.

Notice of Shareholders’ Meetings

ABCO

Notice of a ABCO shareholders’ meeting must be delivered at least five days in advance of any meeting other than adjourned meetings, unless a longer period is required by law. Such notice must contain the time, place and purpose of the meeting.

Community

Notice of a Community shareholders’ meeting must be delivered at least five days in advance of the scheduled meeting. Such notice must contain the time, place, day and purpose of the meeting.

Quorum Requirements and Adjournment of Meetings

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at a meeting constitutes a quorum for both an ABCO shareholders’ meeting and a Community shareholders’ meeting. Shareholders present at a duly convened ABCO or Community meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. In the case of an ABCO or Community meeting called for the election of directors, such meeting may be adjourned for any period not exceeding 15 days; those ABCO or Community shareholders who attend the meeting which had previously been adjourned shall, even if they are less than a quorum, constitute a quorum for the purpose of electing directors, but for no other purpose.

If a quorum is not present at an ABCO or a Community shareholders meeting, no business may be transacted except to adjourn to a future time.

Dissenters’ Rights

ABCO

The dissenters’ rights of ABCO shareholders are governed by the Pennsylvania Business Corporation Law, which, as described in more detail elsewhere (see p.             ), provides that shareholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a plan of merger, consolidation, share exchange, asset transfer or division.

Community

Because Community has more than 2,000 shareholders, Community shareholders do not have the same dissenters’ rights as the shareholders of ABCO. However, because Community has registered its stock with the Securities and Exchange Commission under the 1934 Securities Exchange Act, Community shareholders are afforded certain protections contained in Subchapter 25E of the Business Corporation Law. These additional provisions provide shareholders of a registered corporation remedies similar to dissenters’ rights in the event that a person or group acquires 20% or more of the voting shares of Community.

Limitations on Directors’ Liability

Both the ABCO Bylaws and the Community Bylaws provide that directors shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under applicable Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions, however, do not apply to the responsibility or liability of a director for the payment of taxes pursuant to local, state or federal law.

Anti-Takeover Provisions

ABCO

The only provision of ABCO’s articles of incorporation that has an “anti-takeover” effect is the classification of ABCO’s board of directors into three classes, as described above at p.             .

Community

Community’s Articles of Incorporation establish certain “anti-takeover” provisions that are intended to render more difficult and to deter, if not prevent, Community’s then-existing board of directors from losing control of Community to a hostile acquirer in a transaction opposed by the board of directors, even if Community’s shareholders might favor such a transaction.

First, Article 10 of the Community Articles provides that the Community Board of Directors, in its sole discretion, may oppose any offer, proposed or attempted by any corporation or other business entity, person or group to make any tender or other offer to acquire any of Community’s securities, merge or consolidate Community with or into another entity, purchase or otherwise acquire all or substantially all of Community’s assets or make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any such offers, proposals or plans, the Community Board of Directors must evaluate what is in the best interests of Community, and may, but is not legally obligated to, consider any pertinent factors, including, but not limited to:

•	whether the offering price is adequate and acceptable based upon both the current market price of Community’s securities and the historical and present operating results or financial condition of the corporation;

•	whether a more favorable price to the shareholders may be obtained now or in the future;

•	the impact the offer would have on the employees, depositors, clients and customers of Community and its subsidiaries and the communities which they serve;

•	the present and historical financial position of the offeror, its reputation and related factors;

•	an analysis of the value of securities (if any) offered in exchange for Community’s securities; and

•	any anti-trust or other legal or regulatory issues raised by the offer.

One of the “anti-takeover” provisions in Community’s Articles of Incorporation is the authorization of 5,000,000 shares of common stock and 500,000 shares of preferred stock. With respect to the preferred stock, the Board of Directors may authorize the issuance of such shares with such terms and conditions as it may establish without having to seek further approval of the shareholders. As a general matter, the existence of unissued and unreserved shares of capital stock provides a board of directors with the ability to cause the issuance of shares of capital stock under circumstances that might prevent or render more difficult or costly the completion of a takeover by diluting the voting or other rights of any proposed acquiror, by creating a substantial voting block in institutional or other hands that might undertake to support the position of a board of directors, by implementing a shareholder rights plan or by effecting an acquisition that might complicate or preclude a takeover or otherwise.

Another provision of Community’s Articles of Incorporation that has an “anti-takeover” effect is the classification of Community’s board of directors into four classes, as described above on p.            ).

Pursuant to Community’s Articles, a takeover of Community requires the approval of at least 75% of all shareholders who are entitled to vote, except that if at least two-thirds of Community’s directors recommend approval of a takeover, the necessary shareholder vote for approval is reduced to two-thirds of the votes which all shareholders are entitled to cast thereon.

Because Community is a bank holding company, certain acquisitions of voting power or ownership of Community’s common stock are subject to various regulatory approvals.

Additionally, the Pennsylvania Business Corporation Law contains certain “anti-takeover” provisions that are only applicable to registered corporations. These provisions do not apply to ABCO. Because Community has registered its common stock with the Securities and Exchange Commission, however, certain of these provisions are applicable to Community.

Subchapter 25E of the Pennsylvania Business Corporation Law is a “cash-out” anti-takeover statute which generally provides that if any person or group acquires twenty percent (20%) or more of the voting shares of a corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

Under Subchapter 25F of the Pennsylvania Business Corporation Law, Community is prohibited from engaging in specified business combination transactions with an interested stockholder (defined in general as any beneficial owner of at least 20% of Community’s outstanding voting shares) during the five-year period following the date such person became an interested stockholder unless: (a) the business combination or share acquisition is approved by the Board of Directors of Community prior to the date such person becomes an interested stockholder; (b) the business combination is approved by unanimous vote of the holders of all outstanding common stock; or (c) the interested shareholder owns at least 80% of Community’s outstanding voting shares, the business combination is approved by a majority of the holders of Community voting shares (not including shares held by the interested shareholder), and the interested shareholder complies with specified procedural and minimum fair price criteria. After the five-year period, a business combination may be effected if: (i) the transaction is approved by a majority of the outstanding Community voting shares (not including shares held by the interested shareholder); or (ii) the transaction is approved by a majority of the outstanding Community voting shares (including shares held by the interested shareholder) and the interested shareholder complies with specified procedural and minimum fair price criteria. Community is also subject to another somewhat similar Pennsylvania law provision, Section 2538 of the Pennsylvania Business Corporation Law, which requires certain fundamental transactions with an interested shareholder to be approved by a majority of the corporation’s directors who are unaffiliated with such shareholder.

Pennsylvania’s control share acquisition statute (Subchapter 25G of the Pennsylvania Business Corporation Law) provides that: (i) the restoration of voting rights of control shares requires the vote of both the majority of the disinterested shares and the majority of all outstanding shares; and (ii) a Pennsylvania corporation may redeem the control shares at the market price of the corporation’s shares rather than the “fair value”.

Subchapter 25H of the Pennsylvania Business Corporation Law requires persons who acquire 20% of the voting power of a corporation, or who announce that they may acquire control of the corporation and then sell shares within 18 months thereafter, to disgorge to the corporation profits made from such transactions.

Finally, the shareholder rights plan that Community has adopted (see the description of the plan at p.             ) acts as an anti-takeover measure.

Amendment of Articles of Incorporation

ABCO

Amendment of the ABCO Articles requires only the affirmative vote of the holders of at least a majority of the votes which all shareholders are entitled to cast thereon. However, there are certain restrictions on the transfer of ABCO stock contained in the Articles, which are also found in the ABCO Bylaws. Under the Bylaws, amendment of these stock-transfer provisions requires the affirmative vote of at least a majority of all shareholders entitled to vote thereon.

Community

The affirmative vote of 75% of the votes of all shareholders entitled to vote is required for amendment of those provisions in Community’s Articles which pertain to the following matters:

•	the number of authorized shares of Community stock;

•	no cumulative voting for the election of directors;

•	no preemptive rights for shareholders and the authority of the corporation to issue shares, option rights and securities having conversion or option rights;

•	the authority of the Board to amend Community’s Bylaws;

•	the authority of the Board to reject a takeover proposal, as discussed above at p. ; or

•	provisions in the Articles regarding the required shareholder vote.

However, if two-thirds of the entire Board of Directors recommend approval of the amendment of the Community Articles, such action shall be authorized if shareholder approval by the affirmative vote of two-thirds of the votes which all shareholders entitled to cast is obtained. Pursuant to Section 1714 of the Pennsylvania Business Corporation Law, most of the remainder of the articles of the Community Articles may be amended upon receipt of the affirmative vote of a majority of the votes cast by all Community shareholders. Certain minor amendments, such as a change in corporate name or providing for perpetual corporate existence, for example, only require approval by the Board of Directors and do not require shareholder approval.

Amendment of Bylaws

ABCO

Amendments to the ABCO Bylaws may be made at any meeting of the shareholders of ABCO called for such purpose by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon.

Community

Amendments to the Community Bylaws may be made by the affirmative vote of 75% of the outstanding shares of Community common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject to the power of the shareholders to change such action of the Board by the affirmative vote of the holders of 75% of the outstanding shares of Community common stock.

Shareholder Rights Plan

ABCO

ABCO does not have a shareholder rights plan.

Community

The following description of Community’s Shareholder Rights Plan is not intended to be a complete description of the Plan and is qualified in its entirety by reference to the Plan, which is attached as an exhibit to Community’s registration statement on Form 8-A, filed on February 27, 2002.

Community maintains a Shareholder Rights Plan designed to protect shareholders from attempts to acquire control of Community at an inadequate price. Under the Shareholder Rights Plan, each outstanding share of Community common stock has attached to it one right to purchase one share of common stock at an initial price of $25, subject to adjustment from time to time, as provided in the plan. These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur. The Community rights become exercisable to purchase shares of common stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of Community stock with 10% or more of total voting power. After the Community rights become exercisable, under certain circumstances, the Community rights (other than any rights held by a 10% beneficial owner or an “acquiring person”) will entitle the holders to purchase shares of Community common stock having twice the value of the exercise price. Community is generally entitled to redeem the Community rights at $.001 per right at any time until the tenth business day following public announcement that a 10% position has been acquired.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF ABCO

The table below sets forth, as of the record date, the beneficial ownership of ABCO common stock by the directors and executive officers of ABCO.

	Beneficial Ownership of ABCO common stock
	Number of Shares	Percent of Total
Directors and Executive Officers:
Mark David Frankel	2,910	3.0%
John M. Garber	4,770	4.9
Andrew F. Kagen	1,050	1.1
Thomas L. Kearney, III	15,640	16.1
Roy G. McKenzie	0	0.0
G. Steven McKonley	1,300	1.3
Daniel W. Shoemaker	18,271	18.8
Christopher M. Vedder(1)	18,269	18.8

	62,210	64.0%

(1)	Held by the Vedder Family Limited Liability Co.

EXPERTS

The consolidated financial statements of Community incorporated in this Proxy Statement – Prospectus by reference to Community’s Annual Report on Form 10-K (the “Form10-K”) for the year ended December 31, 2001, except as they relate to Glen Rock State Bank for the year ended December 31, 2000 and for each of the two years in the period then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in the Form 10-K, and, insofar as they relate to Glen Rock State Bank as of and for the year ended December 31, 2000, by Beard Miller Company LLP, independent accountants, whose report thereon appears herein and for the year ended December 31, 1999, by Stambaugh Ness, PC, independent accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

Stambaugh Ness, PC, has provided outsourced internal audit services to Community since March 1, 2001.

LEGAL OPINIONS

The validity of the Community common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Community by the law firm of Mette, Evans & Woodside, Harrisburg, Pennsylvania. As of the date of these materials, James A. Ulsh, a shareholder of the firm, is a director of Community Banks, Inc., and attorneys in the firm beneficially own approximately 38,000 shares of Community common stock.

Certain legal matters relating to the merger are being passed upon for ABCO by the law firm of Ellsworth, Carlton, Mixell & Waldman, P.C., Wyomissing, Pennsylvania. As of the date of these materials, attorneys in the law firm of Ellsworth, Carlton, Mixell & Waldman, P.C. do not own, directly or indirectly, any shares of ABCO common stock.

OTHER BUSINESS

No other business is expected to be brought before the ABCO Special Meeting for consideration by the shareholders.

By Order of the Board of Directors,

Christopher M. Vedder, President

Abstracting Company of York County

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) dated as of December 17, 2002, by and between Abstracting Company of York County (“Seller”), a Pennsylvania corporation having its principal executive office at 37-39 North Queen Street, York, Pennsylvania 17403 and Community Banks, Inc. (“Purchaser”), a Pennsylvania corporation having its principal executive office at 750 East Park Drive, 2nd Floor, Harrisburg, Pennsylvania 17111.

WITNESSETH

WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger of Seller with and into a Pennsylvania limited liability company (“Merger Sub”) to be organized as a wholly-owned subsidiary of Purchaser specifically for the purpose of merging Seller with and into Merger Sub (the “Merger”); and

WHEREAS, following the consummation of the Merger, Purchaser will contribute the membership interests of the Merger Sub to Community Banks, the wholly owned bank subsidiary of Purchaser (“Bank”), such that Merger Sub will be the wholly owned subsidiary of the Bank; and

WHEREAS, as a condition and inducement to Purchaser and Seller to enter into this Agreement, Purchaser has entered into employment agreements with Mary Penny Sebright and Patricia L. Schell, regarding the terms of their employment following the Closing Date (hereinafter defined), copies of which are attached hereto as Exhibit 1, which employment agreements will be effective, and assigned to and assumed by Merger Sub, upon the Closing Date; and

WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1.

GENERAL

1.1 Definitions.    As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” is defined in the preamble hereto.

“Average Closing Price” means the average of the last reported sale prices per share of Purchaser Common Stock on NASDAQ (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the 30 consecutive trading days on NASDAQ immediately preceding, but not including, the date on which this Agreement is executed.

“Adjusted Average Closing Price” means the average of the last reported sale prices per share of Purchaser Common Stock on NASDAQ (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the 30 consecutive trading days on NASDAQ immediately preceding, but not including, the Closing Date.

“Bank” means Community Banks, a Pennsylvania state banking institution and wholly-owned subsidiary of the Purchaser.

“BCL” is the Pennsylvania Business Corporation Law of 1988, as amended.

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

“Closing Date” shall mean the date specified pursuant to Section 6.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” shall mean the Securities and Exchange Commission.

“Effective Date” shall mean the date specified pursuant to Section 6.8 hereof as the effective date of the Merger.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 4.10 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 3.3 hereof.

“Exchange Ratio” is defined in Section 3.1 hereof.

“FRB” means the Federal Reserve Board.

“Intellectual Property” means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

“IRS” means the Internal Revenue Service.

“Knowledge of Purchaser” means the knowledge of Purchaser’s officers and directors.

“Knowledge of Seller” means the knowledge of Seller’s officers and directors, including Seller’s Chief Operating Officer.

“LLC Law” means the Pennsylvania Limited Liability Company Law of 1994, as amended.

“Material Adverse Effect” shall mean, with respect to Seller or Purchaser, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally and (iii) any action or omission of Seller or Purchaser taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Merger.

“Merger” is defined in the recitals of this Agreement.

“New Certificates” is defined in Section 3.5(b) hereof.

“Old Certificates” is defined in Section 3.5(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDB” means the Department of Banking of the Commonwealth of Pennsylvania.

“PDS” means the Department of State of the Commonwealth of Pennsylvania.

“Perfected Dissenting Shares” is defined in Section 3.4 hereof.

“Previously Disclosed” shall mean information that has been disclosed prior to the execution hereof in a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

“Proxy Statement” shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of Seller to solicit their votes in connection with the transactions contemplated by this Agreement.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Common Stock” is defined in Section 3.1 hereof.

“Purchaser Financial Statements” shall mean (i) the consolidated balance sheets of Purchaser as of September 30, 2002 and as of December 31, 2001, 2000 and 1999 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the three months ended September 30, 2002 and each of the three years ended December 31, 2001, 2000 and 1999, respectively, as filed by Purchaser in SEC Documents and (ii) the consolidated balance sheets of Purchaser and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by Purchaser in SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2002.

“Purchaser Plan” is defined in Section 5.10 hereof.

“Purchaser Subsidiaries” shall mean any organization, 51% or more of which is owned by Purchaser or by any subsidiary of Purchaser.

“Registration Statement” shall mean the registration statement, including any pre-effective and post-effective amendments or supplements thereto, as filed with the Commission under the Securities Act, with respect to the Purchaser Common Stock to be issued in connection with the Merger.

“Regulatory Approval” shall mean the approval of any Regulatory Authority necessary in order to consummate the transactions contemplated by this Agreement.

“Regulatory Authority” shall mean any agency or department of any federal, state or local government or of any self regulatory organization, including without limitation, the FRB, the PDB, the SEC and the respective staffs thereof.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by Purchaser pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

“Seller” is defined in the preamble of this Agreement.

“Seller Common Stock” is defined in Section 4.1 hereof.

“Seller Employees” is defined in Section 6.10 hereof.

“Seller Financial Statements” is defined in Section 4.5 hereof.

“Seller Plan” is defined in Section 4.10(a) hereof.

“Seller Subsidiaries” shall mean any organization, 51% or more of which is owned by Seller or by any subsidiary of Seller.

“Takeover Proposal” is defined in Section 6.7(b)(13) hereof.

“Tax,” or collectively, “Taxes” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to fi1e any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Tax Return,” or collectively, “Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

ARTICLE 2.

PLAN OF MERGER

2.1 Formation of Merger Sub.    Subject to any necessary Regulatory Approval, Purchaser shall promptly cause Merger Sub to be duly organized as a Pennsylvania limited liability company under the name of ABCO Acquisition Company, LLC. Merger Sub will be wholly owned by Purchaser.

2.2 Operations of Merger Sub.    Purchaser shall not permit Merger Sub to conduct any business operations which would impair or adversely affect the consummation of the Merger.

2.3 Joinder of Merger Sub in Agreement.    Prior to consummation of the Merger, Purchaser shall cause Merger Sub to take all necessary and proper action to ratify, approve, adopt, and join in this Agreement; to undertake the performance of all of the terms and conditions of this Agreement to be performed by Merger Sub; and to execute and adopt Articles of Merger by and among Purchaser, Seller, and Merger Sub for the purpose of consummating the Merger which shall be consistent with the terms of this Agreement and the provisions of Pennsylvania Limited Liability Law of 1994, as amended.

2.4 Merger of Seller Into Merger Sub.    On the Effective Date, Seller shall be merged into Merger Sub upon the terms and provisions of this Agreement and under the Operating Agreement of Merger Sub (subject to future alteration, amendment or repeal). The Merger shall be pursuant to the provisions of, and with the effect provided in, the LLC law, the BCL and the Bank Holding Company Act of 1956, as amended.

2.5 Name of Merger Sub.    On the Effective Date, the name of the Merger Sub as the surviving company shall be changed to Abstracting Company of York County, LLC.

2.6 Surviving Company.    On the Effective Date, the separate existence of Seller shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall be liable for all of the liabilities of Seller existing at the Effective Date.

2.7 Effect of Merger.    All assets, rights, privileges, immunities, powers, franchises and interests of Seller in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, shall pass and be transferred to and vest in Merger Sub by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Seller shall cease and the existence of Merger Sub as the surviving company shall continue unaffected and unimpaired by the Merger; and Merger Sub shall be deemed to be the same company as Seller and shall be subject to all of its duties and liabilities of every kind and description, all in accordance with the laws of the Commonwealth of Pennsylvania.

Merger Sub, upon the Merger and without any order or other action on the part of any court or otherwise, shall possess, hold and enjoy all rights, privileges, immunities, franchises and interests, both as a public nature and as a private nature, in the same manner and to the same extent as such rights, privileges, immunities, franchises and interests were possessed, held or enjoyed by Seller as of the Effective Date. All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging to or due to Seller, shall be taken and deemed to be transferred to and vested in Merger Sub without further act or deed. The title to any real estate, or any interest therein, vested in Seller shall not revert or be in any way impaired by reason of the Merger.

2.8 Liabilities of Seller.    Merger Sub shall be responsible and liable for all the liabilities and obligations of Seller, and any claim existing or action or proceeding pending by or against Seller may be prosecuted against Merger Sub in the name of Seller as if the Merger had not taken place, or Merger Sub may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Seller shall be impaired by reason of the Merger.

2.9 Directors and Officers of Merger Sub.    On the Effective Date, the directors of Merger Sub elected and holding office immediately prior to the Effective Date shall become and be directors of Merger Sub, as the surviving company in the Merger, and the officers of Merger Sub duly elected and holding office immediately prior to the Effective Date shall become and be officers of Merger Sub as the surviving company in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the operating agreement of Merger Sub, as the surviving company in the Merger.

2.10 Membership Interests of Merger Sub.    The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Date shall, at the Effective Date, continue to be issued and outstanding. On the Effective Date, Purchaser shall contribute all of the membership interests of Merger Sub to Bank with Merger Sub becoming a wholly-owned subsidiary of Bank, in accordance with the applicable Regulatory Approvals to be obtained by Purchaser and Bank prior to the Effective Date.

ARTICLE 3.

CONVERSION AND EXCHANGE OF SELLER’S COMMON STOCK

3.1 Exchange of Purchaser Shares.    On the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Date of the Merger, except for Perfected Dissenting Shares shall cease to be outstanding and shall automatically be converted into the right to receive .2658 shares (the “Exchange Ratio”) of the common stock, $5.00 par value, of Purchaser (“Purchaser Common Stock”), subject to adjustment pursuant to Section 3.6 hereof. The parties agree that the Exchange Ratio was calculated by dividing:

(i) the sum of (A) Five Hundred Thousand Dollars ($500,000), (B) the amount of funds on deposit in trust account number 4T10042-01 at Allfirst Bank (the “Allfirst Trust Account”) as of the last business day immediately prior to the execution of this Agreement and (C) the remaining principal and interest due to Seller, as of the last business day immediately prior to the execution of this Agreement under that certain real estate installment sales agreement between Seller and Thomas P. McElwee, Jr., Ann Marie McElwee and Dawn Cutaia-Watchilla (the “Real Estate Sales Agreement”) by

(ii) the product of (A) the number of shares of Seller Common Stock issued and outstanding as of the execution hereof and (B) the Average Closing Price.

(b) Each share of Seller Common Stock which, immediately prior to the Effective Date of the Merger, was issued and held in the treasury of Seller, if any, will be canceled and retired.

(c) No Perfected Dissenting Shares will be converted into Purchaser Common Stock under this Section 3.1, but such Perfected Dissenting Shares will be subject to the provisions of Section 3.4.

(d) Each authorized but unissued share of Seller’s Common Stock will cease to exist.

(e) Each share of Purchaser Common Stock issued and outstanding shall remain issued and outstanding.

3.2 Fractional Shares.    Neither certificates nor scrip for fractional interests in Purchaser Common Stock will be issued, but in lieu thereof each holder of shares of Seller’s Common Stock who would otherwise have been entitled to a fraction of a share of Purchaser Common Stock will be paid an amount in cash equal to such fraction multiplied by the Average Closing Price.

3.3 Letter of Transmittal.    As soon as practicable after the Effective Date of the Merger, holders of shares of Seller Common Stock shall be furnished a form letter of transmittal for the tender of their share certificates to an “Exchange Agent” appointed by Purchaser, to be exchanged for new certificates for the number of shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 3.1. Purchaser shall be required to issue Purchaser Common Stock only upon the actual surrender of a holder’s share certificates of Seller Common Stock, or, in lieu thereof, an affidavit and indemnity agreement from any Seller shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of such share certificate(s).

3.4 Dissenters’ Shares.    Each outstanding share of Seller Common Stock, the holder of which has timely filed a written notice of intention to demand appraisal for his shares pursuant to Subchapter D of the BCL is herein called a “Dissenting Share.” Dissenting Shares, the holders of which have not effectively withdrawn or lost (for failure to timely file a demand for appraisal of their shares or otherwise) their dissenters’ rights under the BCL (“Perfected Dissenting Shares”), shall not be converted pursuant to Section 3.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the BCL. Each holder of Dissenting Shares who becomes entitled to payment for his Seller’s Common Stock pursuant to the provisions of Subchapter D of the BCL shall receive payment therefor from Purchaser but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions.

3.5 Exchange Procedure.

(a) As of the Effective Date of the Merger, Purchaser will issue and will deliver to the Exchange Agent certificates representing a sufficient number of shares of Purchaser Common Stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger.

(b) Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Seller Common Stock (“Old Certificates”), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall promptly deliver to each holder of such surrendered Old Certificates new certificates representing the number of shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 3.1 (“New Certificates”) together with a check for payment of cash in lieu of fractional interests (if any) to be issued in respect of the Old Certificates.

(c) Until Old Certificates have been surrendered and exchanged as herein provided for New Certificates, each outstanding Old Certificate shall be deemed, for all corporate purposes of Purchaser, to be the number of whole shares of Purchaser Common Stock into which the number of shares of Seller Common Stock shown thereon have been converted. At the option of Purchaser, no dividends or other distributions which are declared on Purchaser Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Date of the Merger, will be paid to such persons in accordance with the terms of such Purchaser Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

3.6 Adjustment of Exchange Ratio.    The Exchange Ratio shall be subject to adjustment as follows:

(a) whenever, subsequent to the date hereof but prior to the Effective Date of the Merger, (i) a record date occurs for the purpose of determining the holders of Purchaser Common Stock entitled to receive a dividend declared payable in shares of Purchaser Common Stock, (ii) Purchaser subdivides the outstanding shares of Purchaser Common Stock, (iii) Purchaser combines the outstanding shares of Purchaser Common Stock into a smaller number of shares, or (iv) Purchaser issues by reclassification of its shares of Purchaser Common Stock any shares of stock of Purchaser (all shares so issued being included in the “Purchaser Common Stock” as used in this Section 3.6), the Exchange Ratio shall be adjusted so that each share of Seller Common Stock shall under Section 3.1(a) thereafter be convertible into and exchangeable for the number of shares of Purchaser Common Stock which the shares of Seller Common Stock would have represented had such shares of Seller Common Stock been converted into and exchanged for shares of Purchaser Common Stock prior to the happening of such event and such Purchaser Common Stock had been entitled to the benefit of the happening of such event; and

(b) (i) if the Adjusted Average Closing Price is less than $25.21, then the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by 1.1; and (ii) if the Adjusted Average Closing Price is more than $30.81, then the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by 0.9.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller hereby represents and warrants to Purchaser as follows:

4.1. Capital Structure of Seller.    The authorized capital stock of Seller consists of 500,000 shares of common stock, par value $0.50 per share (“Seller Common Stock”), of which, as of the date hereof, 96,920 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of Seller Common Stock are reserved for issuance, except as Previously Disclosed. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Seller does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Seller. None of the shares of Seller’s capital stock has been issued in violation of the preemptive rights of any person.

4.2. Organization, Standing and Authority of Seller.    Seller is a duly organized corporation, validly, existing and in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Seller is licensed by the Department of Insurance of the Commonwealth of Pennsylvania as an agent for the sale of title insurance.

4.3. Ownership of Seller Subsidiaries; Capital Structure of Seller Subsidiaries.    Except as shown on Schedule 4.3, as of the date hereof, Seller does not own, directly or indirectly, 51% or more of the outstanding capital stock or other voting securities of any corporation or other organization.

4.4. Authorized and Effective Agreement.

(a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, except for the affirmative vote of the majority of the votes cast by the holders of Seller Common Stock entitled to vote thereon (i) approving this Agreement and the consummation of the transactions contemplated hereby and (ii) approving an amendment to Seller’s Bylaws amending the restrictions on transfers of Seller’s Common Stock contained in Article X thereof, which are the only shareholder votes required to approve the Merger pursuant to the BCL and Seller’s Articles of Incorporation and Seller’s Bylaws. The Board of Directors of Seller has directed that this Agreement be submitted to Seller’s shareholders for such approvals.

(b) Assuming the accuracy of the representation contained in Section 5.5(b) hereof, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Except as Previously Disclosed, neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, subject to receipt of approval from the holders of Seller Common Stock and the appropriate Regulatory Authorities, shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Seller, (ii) assuming the consents and approvals contemplated by Section 6.3 hereof are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 6.3 hereof are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller.

(d) Other than as contemplated by Section 6.3 hereof or as Previously Disclosed, and subject to receipt of approval from the holders of Seller Common Stock and the appropriate Regulatory Authorities, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Seller on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, Seller is not aware of any reason that the condition set forth in Section 7.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

4.5. Financial Statements; Books and Records; Minute Books.

(a) Seller has delivered to Purchaser copies of the following financial statements (“Seller Financial Statements”), each of which (including any related notes and schedules) presents fairly the financial condition and results of operations of Seller, at the dates and for the periods covered by such

10 statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements, it being understood that the Seller Financial Statements are not audited but reflect all adjustments which are, in the opinion of Seller, necessary for a fair presentation of such financial statements:

(1) Balance Sheet, Statement of Income, Statement of Shareholders’ Equity and Statement of Cash Flows, together with notes thereto, as of December 31, 2001 and for the twelve months then ended, reviewed by Jan P. Wolgamuth, Sr., CPA;

(2) Balance Sheets, Statements of Income, Statements of Stockholders’ Equity and Statements of Cash Flows, together with notes thereto, as of December 31, 2000 and 1999, and for the years then ended, reviewed by Jan P. Wolgamuth, Sr., CPA;

(3) Interim Balance Sheets, Statements of Income, Statements of Stockholders’ Equity and Statements of Cash Flows as of November 30, 2002, and for the eleven months then ended; and

(4) Account statement of trust account number 4T10042-01 at Allfirst Bank as of November 30, 2002; and

(5) Principal balance on the Real Estate Sales Agreement as of November 30, 2002.

(b) Seller has provided Purchaser with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 2001 and will provide Purchaser with copies of such statements, reports, and documents issued after the date hereof, but on or prior to the Effective Date, and all reports and other documents filed by it with any federal or state authority during such period, and Seller shall make available for inspection by officials or representatives of Purchaser all financial statements prepared by Seller and reviewed by Jan P. Wolgamuth, Sr., CPA or any other auditor.

(c) The books and records of Seller fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and/or maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Seller contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

4.6. Material Adverse Change.    Seller has not suffered any change in its financial condition, results of operations or business since November 30, 2002 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Seller, it being understood that the expenses incurred by Seller in connection with this Agreement and the Merger, including, without limitation, the engagement of legal advisors, shall not constitute a Material Adverse Effect.

4.7. Absence of Undisclosed Liabilities.    Seller has no liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Seller, or that, when combined with all similar liabilities, would be material to Seller, except as disclosed in the Seller Financial Statements prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 2001.

4.8. Properties.    Except as Previously Disclosed, Seller has good and marketable title free and clear of liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are reflected in the Seller Financial Statements as of November 30, 2002 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any as are not material in character, amount or extent, and (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Seller, as lessee, leases real and personal property are valid and enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity). All tangible property used in the business of Seller is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Seller’s past practices.

4.9. Tax Matters.

(a) Seller has timely filed federal income tax returns for each year through December 31, 2001 and has timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Seller. All Taxes due by or on behalf of Seller have been paid or adequate reserves have been established on the Seller Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Seller. To the Knowledge of Seller, acting in reliance on representations from Seller’s accountants and senior management, Seller will have no liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not have a Material Adverse Effect on Seller.

(b) All Tax Returns filed by Seller are complete and accurate in all material respects. Seller is not delinquent in the payment of any material Tax, and Seller has not requested any extension of time within which to file any Tax Returns which have not since been filed. Except as fully settled and paid or accrued on the Seller Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Seller or any Seller Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to Seller to extend the period of limitations for the assessment or collection of any Tax.

(c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Seller prior to or following consummation of the transactions contemplated hereby will result in Seller (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d) Seller is not a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e) Seller is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f) Seller has not executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Seller pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

4.10. Employee Benefit Plans.

(a) Schedule 4.10(a) hereto sets forth a true and complete list of each Seller Plan. For purposes of this Section 4.10, the term “Seller Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Seller or any ERISA Affiliate of Seller.

(b) With respect to each of the Seller Plans, Seller has made available to Purchaser true and complete copies of each of the following documents: (a) the Seller Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and annual reports, if any; (c) the most recent summary plan description, together with each summary of material modifications required under ERISA with respect to such Seller Plan and all material communications relating to each such Seller Plan; and (d) the most recent determination letters received from the IRS with respect to each Seller Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Seller Plan.

(c) No liability under Title IV of ERISA has been incurred by Seller or any ERISA Affiliate of Seller that has not been satisfied in full, and no condition exists that presents material risk to Seller or any ERISA Affiliate of Seller of incurring a liability under such Title, other than liability for premium payments to the PBGC, which premiums have been or will be paid when due.

(d) Neither Seller nor, to the Knowledge of Seller, any ERISA Affiliate of Seller, nor any of the Seller Plans, nor, to the Knowledge of Seller, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Seller or any ERISA Affiliate of Seller could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

(e) Full payment has been made, or will be made, in accordance with Section 404(a)(6) of the Code, of all amounts that Seller or any ERISA Affiliate of Seller is required to pay under Section 412 of the Code or under the terms of the Seller Plans.

(f) The fair market value of the assets held under each Seller Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Seller Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Seller Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

(g) None of the Seller Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) ERISA.

(h) A favorable determination letter has been issued by the IRS with respect to each of the Seller Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of Seller, no condition exists that could adversely affect the qualified status of any such Seller Plan. Each of the Seller Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Seller Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(i) There are no actions, suits or claims pending, or, to the Knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against any Seller Plan, the assets of any Seller Plan or against Seller or any ERISA Affiliate of Seller with respect to any Seller Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Seller Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the Knowledge of Seller, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Seller Plan.

(j) The consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of Seller or any ERISA Affiliate of Seller becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

4.11. Certain Contracts.     Except as disclosed in Schedule 4.11(a), Seller is not a party to or bound by any contract or other agreement made in the ordinary course of business which involves aggregate future payments by it of more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and Seller is not a party to or bound by any agreement not made in the ordinary course of business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Schedule 4.11(a) is valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists as to Seller with respect thereto, except such as in the aggregate would not have a Material Adverse Effect on Seller.

4.12. Legal Proceedings.     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of, an unfavorable outcome) against Seller or against any asset, interest or right of Seller as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. To the Knowledge of Seller, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actions, suits or proceedings instituted, pending or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or, to the Knowledge of Seller, former director or officer of Seller that would reasonably be expected to give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Seller.

4.13. Compliance with Laws.     Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and Seller has not received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Seller is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment and has not received any communication requesting that it enter into any of the foregoing.

4.14. Labor Matters.    With respect to its employees, Seller is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 2002 and prior to the date hereof, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. To the Knowledge of Seller, there is no unfair labor practice charge or other complaint by any employee or former employee of Seller against Seller pending before any court, arbitrator or governmental agency arising out of Seller’s activities, and there is no labor strike or labor disturbance pending or, to the Knowledge of Seller, threatened. Seller has not experienced a work stoppage or other material labor difficulty since January 1, 2002.

4.15. Brokers and Finders.    Neither Seller, nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein.

4.16. Insurance.    Seller currently maintains insurance in amounts considered by Seller to be reasonably necessary for its operations. Seller has not received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Seller has not been refused any insurance coverage sought or applied for. Seller has no reason to believe that existing insurance coverages cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Seller. Seller has Previously Disclosed a list of all outstanding claims as of the date hereof by Seller under any insurance policy.

4.17. Environmental Liability.    Seller has not received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the Knowledge of Seller, there is no governmental investigation of any nature ongoing, in each case that would reasonably be expected to result in the imposition on Seller of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Seller; except as Previously Disclosed, to the Knowledge of Seller, there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

4.18. Administration of Escrow Accounts.    Seller, and to the Knowledge of Seller, each Seller Subsidiary has properly administered all escrow and agency accounts for which it serves as escrow agent or fiduciary, in accordance with the terms of governing contracts and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller nor, to the Knowledge of Seller, any Seller Subsidiary has committed any breach of trust or fiduciary duty with respect to any such escrow or agency account, and the accountings for each such escrow or agency account are true and correct in all material respects and accurately reflect the assets of such escrow or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

4.19. Intellectual Property.    Except as Previously Disclosed, Seller owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Seller as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. The ownership, licensing or use of Intellectual Property by Seller or its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person or entity.

None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Seller. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement Purchaser and the Purchaser Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by Seller in Previously Disclosed amounts consistent with past practice).

4.20. Certain Information.    When the Registration Statement shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Seller shareholders’ meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth furnished by Seller relating to Seller (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Seller and its directors, officers and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 6.3 of this Agreement shall be true, correct and complete in all material respects.

4.21. Tax Treatment.    As of the date of this Agreement, Seller knows of no reason which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1. Capital Structure of Purchaser.     The authorized capital stock of Purchaser consists of (i) 500,000 shares of preferred stock, none of which is issued and outstanding and (ii) 20,000,000 shares of common stock, par value $5.00 per share (“Purchaser Common Stock”), of which, as of October 31, 2002, 9,409,886 shares were issued and outstanding and 252,526 shares were held in treasury. All outstanding shares of Purchaser capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Purchaser’s capital stock has been issued in violation of the preemptive rights of any person. The shares of Purchaser Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

5.2. Organization, Standing and Authority of Purchaser.     Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as now conducted, and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. Purchaser is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

5.3. Ownership of Purchaser Subsidiaries; Capital Structure of Purchaser Subsidiaries.     Except as shown on Schedule 5.3, Purchaser has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 2001, Merger Sub or any other Subsidiary that is not a significant subsidiary under the SEC’s Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the Purchaser Subsidiaries are directly or indirectly owned by Purchaser free and clear of all liens, claims and encumbrances. No Purchaser Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any Purchaser Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Purchaser to vote or to dispose of said shares. None of the shares of capital stock of any Purchaser Subsidiary has been issued in violation of the preemptive rights of any person.

5.4. Organization, Standing and Authority of Purchaser Subsidiaries.     Each Purchaser Subsidiary is a duly organized corporation, limited liability company or banking corporation, validly existing and in good standing under applicable laws. Each Purchaser Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Purchaser.

5.5. Authorized and Effective Agreement

(a) Purchaser has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser.

(b) Assuming the accuracy of the representation contained in Section 4.4(b) hereof, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Purchaser or any Purchaser Subsidiary, (ii) assuming the consents and approvals contemplated by Section 6.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 6.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Purchaser.

(d) Except for approvals specified in Section 6.3 hereof and except as expressly referred to in this Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with any governmental or regulatory authority, or any other person, is required to be made or obtained by Purchaser or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 7.1 (b) of this Agreement, including the proviso thereto, would not be satisfied.

5.6. Financial Statements; Books and Records; Minute Books.     The Purchaser Financial Statements filed by Purchaser in SEC documents prior to the date of this Agreement fairly present, and the Purchaser Financial Statements filed by Purchaser in SEC Documents after the date of the Agreement will fairly present the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows of Purchaser and the Purchaser Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form l0-Q. The books and records of Purchaser and each Purchaser Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Purchaser and the Purchaser Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

5.7. Material Adverse Change.     Purchaser has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2001 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Purchaser.

5.8. Absence of Undisclosed Liabilities.     Neither Purchaser nor any Purchaser Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Purchaser on a consolidated basis, or that, when combined with all similar liabilities, would be material to Purchaser on a consolidated basis, except as Previously Disclosed, as disclosed in the Purchaser Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 2001.

5.9. Properties.    Except as Previously Disclosed, Purchaser has good and marketable title free and clear of liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are reflected in the Purchaser Financial Statements as of December 31, 2001 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any as are not material in character, amount or extent, and (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Purchaser, as lessee, leases real and personal property are valid and enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity). All tangible property used in the business of Purchaser is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Purchaser’s past practices.

5.10. Employee Benefit Plans.

(a) Schedule 5.10(a) hereto sets forth a true and complete list of each Purchaser Plan. For purposes of this Section 5.10, the term “Purchaser Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Purchaser or any ERISA Affiliate of Purchaser for the benefit of any employee or director or former employee or former director of Purchaser or any ERISA Affiliate of Purchaser.

(b) With respect to each of the Purchaser Plans, Purchaser has made available to Seller true and complete copies of each of the following documents: (a) the Purchaser Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and annual reports, if any; (c) the most recent summary plan description, together with each summary of material modifications required under ERISA with respect to such Purchaser Plan and all material communications relating to each such Purchaser Plan; and (d) the most recent determination letters received from the IRS with respect to each Purchaser Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Purchaser Plan.

(c) No liability under Title IV of ERISA has been incurred by Purchaser or any ERISA Affiliate of Purchaser that has not been satisfied in full, and no condition exists that presents material risk to Purchaser or any ERISA Affiliate of Purchaser of incurring a liability under such Title, other than liability for premium payments to the PBGC, which premiums have been or will be paid when due.

(d) Neither Purchaser nor, to the Knowledge of Purchaser, any ERISA Affiliate of Purchaser, nor any of the Purchaser Plans, nor, to the Knowledge of Purchaser, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Purchaser or any ERISA Affiliate of Purchaser could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

(e) Full payment has been made, or will be made, in accordance with Section 404(a)(6) of the Code, of all amounts that Purchaser or any ERISA Affiliate of Purchaser is required to pay under Section 412 of the Code or under the terms of the Purchaser Plans.

(f) The fair market value of the assets held under each Purchaser Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Purchaser Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Purchaser Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

(g) None of the Purchaser Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) ERISA.

(h) A favorable determination letter has been issued by the IRS with respect to each of the Purchaser Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of Purchaser, no condition exists that could adversely affect the qualified status of any such Purchaser Plan. Each of the Purchaser Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Purchaser Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(i) There are no actions, suits or claims pending, or, to the Knowledge of Purchaser, threatened or anticipated (other than routine claims for benefits) against any Purchaser Plan, the assets of any Purchaser Plan or against Purchaser or any ERISA Affiliate of Purchaser with respect to any Purchaser Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Purchaser Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the Knowledge of Purchaser, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Purchaser Plan.

5.11. Contracts.    Except as described on Schedule 5.11, neither Purchaser nor any Purchaser Subsidiary is a party to or subject to any agreement which by its terms limits the payment of dividends by Purchaser or any Purchaser Subsidiary.

5.12. Legal Proceedings.     There are no actions, suits or proceedings instituted, pending or, to the Knowledge of Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Purchaser, or any Purchaser Subsidiary or against any asset, interest or right of Purchaser or any Purchaser Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

5.13. Compliance with Laws.    Except as Previously Disclosed, each of Purchaser and the Purchaser Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business; and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. None of Purchaser or any Purchaser Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on Purchaser, and none of them has received any communication requesting that they enter into any of the foregoing.

5.14. Tax Matters.

(a) Purchaser and each Purchaser Subsidiary have timely filed federal income tax returns for each year through December 31, 2001 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Purchaser or any Purchaser Subsidiary. All Taxes due by or on behalf of Purchaser or any Purchaser Subsidiary have been paid or adequate reserves have been established on the Purchaser Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Purchaser. Neither Purchaser nor any Purchaser Subsidiary will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Purchaser.

(b) All Tax Returns filed by Purchaser and each Purchaser Subsidiary are complete and accurate in all material respects. Neither Purchaser nor any Purchaser Subsidiary is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Purchaser Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Purchaser or any Purchaser Subsidiary has been proposed, asserted or assessed (tentatively or otherwise).

There are currently no agreements in effect with respect to Purchaser to extend the period of limitations for the assessment or collection of any Tax.

(c) Purchaser is not a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(d) Neither Purchaser nor any Purchaser Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

(e) Purchaser is not currently obligated under any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Purchaser pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

5.15. Labor Matters.    With respect to its employees, neither Purchaser nor any Purchaser Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 2002 and prior to the date hereof, neither Purchaser nor any Purchaser Subsidiary has experienced any attempt by organized labor or its representatives to make it or them conform to demands of organized labor relating to its or their employees or to enter into a binding agreement with organized labor that would cover the employees of Purchaser or any Purchaser Subsidiary. To the Knowledge of Purchaser, there is no unfair labor practice charge or other complaint by any employee or former employee of Purchaser or any Purchaser Subsidiary against Purchaser or any Purchaser Subsidiary pending before any court, arbitrator or governmental agency arising out of its or their activities, and there is no labor strike or labor disturbance pending or, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any Purchaser Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2002.

5.16. Brokers and Finders.     Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Purchaser’s retention of Curtis Financial Group, LLC to perform certain financial advisory services as Previously Disclosed.

5.17. Insurance.     Purchaser and the Purchaser Subsidiaries each currently maintains insurance in amounts considered by Purchaser and any Purchaser Subsidiary as applicable, to be reasonably necessary for their operations. Neither Purchaser nor any Purchaser Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Purchaser nor any Purchaser Subsidiary has been refused any insurance coverage sought or applied for, and Purchaser has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Purchaser or any Purchaser Subsidiary.

5.18. Environmental Liability.    Neither Purchaser nor any Purchaser Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the Knowledge of Purchaser and the Purchaser Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Purchaser or any Purchaser Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Purchaser; except as Previously Disclosed, to the Knowledge of Purchaser, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Purchaser nor any Purchaser Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

5.19. Business of Purchaser.    Since September 30, 2002, neither Purchaser nor any Purchaser Subsidiary has in any respect which would be material to the financial operations of the Purchaser and the Purchaser Subsidiaries on a consolidated basis:

(a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

(b) eliminated employee benefits;

(c) deferred routine maintenance of real property or leased premises;

(d) eliminated a reserve where the liability related to such reserve has remained;

(e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f) had extraordinary reduction or deferral of ordinary or necessary expenses.

5.20 CRA Compliance.     Purchaser and the Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, the Bank has received a CRA rating of “satisfactory” or better from the PDB. To the Knowledge of Purchaser, there is no fact or circumstance or set of facts or circumstances which would cause the Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

5.21 Allowance for Loan Losses.     The allowance for loan losses shown, and to be shown, on the balance sheets contained in the Purchaser Financial Statements have been, and will be, established in accordance with generally accepted accounting principles and all applicable regulatory criteria, except where failure to do so would not have a Material Adverse Effect on Purchaser.

5.22 Loans.     All loans reflected as assets in the Purchaser Financial Statements are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Purchaser.

5.23 Securities Documents.     Purchaser’s annual reports on SEC Form 10-K for the years ended December 31, 2000 and 2001, quarterly report on SEC Form 10-Q for the quarters ended March 31, 2002 June 30, 2002 and September 30, 2002, all other reports, registration statements and filings of Purchaser filed with the SEC since January 1, 2002 and proxy materials used in connection with its meetings of shareholders held in 2002 and 2001 complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

5.24. Certain Information.     When the Registration Statement shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Seller shareholders’ meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Purchaser relating to Purchaser and the Purchaser Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Purchaser and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 6.3 of this Agreement shall be true, correct and complete in all material respects.

5.25. Tax Treatment.     As of the date of this Agreement, Purchaser knows of no reason relating to it or any of the Purchaser Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 6.

COVENANTS

6.1. Shareholders’ Meeting.     Seller shall submit this Agreement to its shareholders for approval at its next annual meeting of shareholders to be held on February 27, 2003 or, in the event that the Registration Statement has not become effective by such time as will enable Seller to distribute the Proxy Statement to its shareholders in accordance with Seller’s bylaws and articles of incorporation, at a special meeting of the shareholders to be held as soon as practicable after the Registration Statement becomes effective. Subject to the fiduciary duties of its board of directors as determined after, consultation with counsel, the board of directors of Seller shall recommend that the Seller’s shareholders vote in favor of such approval.

6.2. Proxy Statement; Registration Statement.     As promptly as practicable after the date hereof, Purchaser and Seller shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Seller in connection with this Agreement and the transactions contemplated hereby and to be filed by Purchaser as part of the Registration Statement. Purchaser will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Purchaser shall take all actions necessary to register or qualify the shares of Purchaser Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Purchaser shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of Purchaser Common Stock to be issued in the Merger on NASDAQ, subject to official notice of issuance, prior to the Effective Date.

6.3. Applications.     As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Seller, Purchaser shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated in this Agreement, to the FRB pursuant to the Bank Holding Company Act of 1956, as amended, and the PDB, pursuant to the Pennsylvania Banking Code of 1965, as amended, and each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any Regulatory Authorities the approval of which is required for consummation of the Merger. Seller and Purchaser each represent and warrant to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

6.4. Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 6.2 and 6.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Seller shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Purchaser, which consent shall not be unreasonably withheld and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel, independent auditors and accountants. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such action to the extent curable without a Material Adverse Effect on either of the parties.

(b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 7.2(a) or 7.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts to remedy such failure.

(c) Each party shall provide and shall request its auditors or accountants to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonable request for disclosure purposes under the Securities Laws.

6.5. Investigation and Confidentiality.     Seller and Purchaser each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. Purchaser and Seller each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Purchaser and Seller agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 22, 2002, between Seller and Purchaser (the “Confidentiality Agreement”).

If the Merger shall not be consummated, each party hereto agrees that for a period of two years after the termination of this Agreement, it will not solicit, induce or attempt to influence any employee of the other party or any Subsidiary of the other party, to terminate employment with such employee’s current employer and enter into any employment or other business relationship with the other party or a Subsidiary of the other party.

6.6. Press Releases.     Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NASDAQ rules.

6.7. Actions Pending the Merger.

(a) Prior to the Closing Date, and except as otherwise provided for by this Agreement, or consented to or approved by the other party hereto, each of Purchaser and Seller shall, and shall cause each of its Subsidiaries to use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b) Prior to the Closing Date, Seller shall not, and shall not permit any of the Seller Subsidiaries to, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned if either in the ordinary course of business or in furtherance of the consummation of this Agreement) and except as Previously Disclosed or expressly contemplated or permitted by this Agreement:

(1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(3) issue any shares of its capital stock;

(4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6) amend its articles of incorporation or bylaws;

(7) merge with any other corporation or permit any other corporation to merge into it or consolidate with any other corporation; acquire control over any other firm, corporation, or organization or create any Subsidiary;

(8) waive or release any material right or cancel or compromise any material debt or claim;

(9) except as Previously Disclosed, liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $50,000 in any instance; or, except as Previously Disclosed, enter into or modify any leases or other contracts;

(10) except as Previously Disclosed, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

(11) change its material policies in any material respect except as may be required by changes in applicable law;

(12) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2001, except as required by applicable law;

(13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a “Takeover Proposal” (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any Takeover Proposal, or participate in any discussions, negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Seller may communicate information about any such Takeover Proposal to its shareholders if, in the judgment of Seller’s Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to Seller’s shareholders required under applicable law. Seller will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Seller will notify Purchaser immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller, and Seller will promptly inform Purchaser in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, “Takeover Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller other than the transactions contemplated or permitted by this Agreement; or

(14) agree to do any of the foregoing.

(c) Purchaser shall not, and shall not permit any of the Purchaser Subsidiaries to, except with the prior written consent of Seller or as expressly contemplated or permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted.

(d) If, in the opinion of Purchaser’s counsel, Purchaser determines that the Real Estate Sales Agreement is not a permissible asset for Purchaser to hold, then Seller shall use its reasonable best efforts to assist Purchaser in restructuring the Real Estate Sales Agreement with the purchasers thereunder, or in taking such other reasonable actions as shall permit the Real Estate Sales Agreement to be an asset that Purchaser is permitted to hold.

6.8. Closing; Articles of Merger.     The transactions contemplated by this Agreement shall be consummated at a closing to be held at the offices of the law firm of Mette Evans & Woodside, 3401 North Front Street, Harrisburg, Pennsylvania on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 6 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date during such month in which such business day shall occur (or, if such business day shall occur within ten (10) business days prior to the end of such month, during the next following month) as may be mutually specified by Purchaser and Seller (the “Closing Date”). In connection with such Closing, Merger Sub and Seller shall execute a certificate of merger and shall cause such certificate to be delivered to the PDS in accordance with the BCL. The Merger shall be effective at the time and on the date specified in such certificate of merger (the “Effective Date”).

6.9. Affiliates.     Seller and Purchaser shall cooperate and use their best efforts to identify those persons who may be deemed to be “affiliates” of Seller within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Seller shall use its best efforts to cause each person so identified to deliver to Purchaser, no later than 30 days prior to the Effective Date, a written affiliate Agreement in a form to be agreed upon by Purchaser and Seller.

6.10. Seller Employees; Directors and Management; Indemnification

(a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by Seller on such date (“Seller Employees”) shall be employed on terms and conditions (including benefits) that in the aggregate are no less favorable (as determined by Purchaser in its reasonable discretion after consultation with Seller) with respect to their employment by Purchaser and the Purchaser Subsidiaries after the Effective Date than those generally afforded to other similarly situated employees of Purchaser or the Purchaser Subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that (i) for purposes of (A) determining eligibility for and vesting of such employee benefits (and not for pension benefit accrual purposes), (B) determining levels of short-term disability benefits, vacation benefits and severance benefits under any severance pay arrangement (to the extent any such arrangement applies to employees generally and gives credit for length of service with Purchaser or a Purchaser Subsidiary), and (C) if applicable, satisfying any waiting periods concerning “preexisting conditions,” service with Seller or any predecessor thereto prior to the Effective Date shall be treated as service with an “employer” to the same extent as if such persons had been employees of Purchaser, and (ii) co-payments and expenses paid by the Seller Employees prior to the Effective Date under the Seller Plans that provide medical benefits shall be treated as if paid under Purchaser Plans that provide medical benefits for purposes of determining satisfaction of co-payment and deductible requirements under such Purchaser Plans; and provided, further, that this Section 6.10(a) shall not be construed (A) to limit the ability of Purchaser and its Subsidiaries to terminate the employment of any employee at any time for any reason or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (B) to require Purchaser or its Subsidiaries to provide employees or former employees of Seller or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at Purchaser. Purchaser agrees to honor, or to cause the appropriate Purchaser Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements and arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent Purchaser from amending or terminating any such plan, contract, or agreement in accordance with its terms and applicable law. The continued coverage of the Seller Employees under the employee benefit plans maintained by Seller immediately prior to the Effective Date during a transition period of no more than 6 months shall be deemed to provide the Seller Employees with benefits that are no less favorable than those offered to other employees of Purchaser and any Purchaser Subsidiary; provided, that after the Effective Date there is no material reduction in the benefits provided under the Seller Plans. No provision of this Section 6.10 (a) shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

(b) Prior to the Effective Date, Seller shall take all actions that may be reasonably requested by Purchaser in writing upon advance notice of not less than 45 days with respect to (i) causing one or more Seller Plans to terminate as of the Effective Date or for benefit accrual and entitlements to cease as of the Effective Date, (ii) causing the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Seller Plan for such period as may be requested by Purchaser; or (iii) cooperating with Purchaser to facilitate the merger of any Seller Plan into any Purchaser Plan on or following the Effective Date.

(c) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Seller (the “Indemnified Parties “) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Date, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (A) Purchaser shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counselor any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties or reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (C) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (D) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.10(c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided that the failure of any Indemnified Party to so notify Purchaser shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Purchaser.

(d) Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller (the “Covered Parties”) as provided in its Articles of Incorporation, Bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period (“Claim”) shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 6.10(d) shall be deemed to preclude the liquidation, consolidation or merger of Seller, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Purchaser or the successor to Seller notwithstanding any such liquidation, consolidation or merger.

(e) Purchaser, from and after the Effective Date will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller’s existing directors’ and officers’ liability insurance policy (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.10(e) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than four years after the Effective Date; provided, however, that in no event shall Purchaser be required to expend more than 150% of the current amount expended by Seller (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, provided, further, that the Insurance Amount shall be deemed reasonable for purposes of this Section 6.10(e). Seller agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at Purchaser’s request.

(f) In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this section.

(g) The provisions of Section 6.10(c), (d), (e) and (f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

ARTICLE 7.

CONDITIONS PRECEDENT

7.1. Conditions Precedent to Obligations of Purchaser and Seller.    The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including without limitation the approval of Seller’s shareholders, shall have been duly and validly taken;

(b) The parties hereto shall have received all Regulatory Approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable good faith opinion of the Board of Directors of Purchaser or Seller so materially and adversely affects the anticipated economic benefits to Purchaser or Seller, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

(c) The Registration Statement shall be effective under the Securities Act, and no proceeding shall be pending, or to the Knowledge of Purchaser, threatened by the Commission to suspend the effectiveness of such Registration Statement, and Purchaser shall have received all state securities or “Blue Sky” permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

(d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Seller is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Seller;

(e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

(f) The shares of Purchaser Common Stock that may be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(g) Purchaser and Seller shall have received an opinion of Mette, Evans & Woodside and Ellsworth, Carlton, Mixell & Waldman, P.C., respectively, in form and substance reasonably satisfactory to Purchaser and Seller, as the case may be, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

(1) the Merger of Seller with and into Merger Sub upon the terms and conditions of this Agreement will constitute a reorganization within the meaning of Section 368 of the Code and will not result in any recognized gain or loss to Purchaser, Seller or Merger Sub;

(2) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Seller Common Stock who receive Purchaser Common Stock in exchange for the shares of Seller Common Stock which they hold. A holder of Seller Common Stock who receives cash in lieu of a fractional share of Purchaser Common Stock will be treated as if he received a fractional share of Purchaser Common Stock pursuant to the reorganization and Purchaser then redeemed such fractional share for the cash. The holder of Seller Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share;

(3) the holding period of Purchaser Common Stock received in exchange for Seller Common Stock will include the holding period of Seller Common Stock for which it is exchanged, assuming the shares of Seller Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and

(4) the basis of Purchaser Common Stock received in exchange for Seller Common Stock will be the basis of Seller Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

Such opinion shall be given, subject to the receipt, and the accuracy on the Effective Date of representations by Purchaser and Seller satisfactory to such counsel; and

(h) Each party shall have delivered to the other an opinion of its counsel confirming, in the case of Seller, that the Merger has been approved by all necessary corporate action of Seller, including the Seller shareholders and confirming its representations as set forth in Sections 4.2, 4.3 and 4.4; and, in the case of Purchaser, confirming its representations in Sections 5.2, 5.4 and 5.5 (subject to appropriate assumptions and qualifications). Seller shall also have delivered to Purchaser on the Effective Date, a letter of its litigation counsel setting forth pending litigation involving Seller which was not Previously Disclosed to Purchaser.

7.2. Conditions Precedent to Obligations of Seller.     The obligation of Seller to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 8.4 hereof:

(a) The representations and warranties of Purchaser set forth in Article 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Seller; provided, however, that (i) in determining whether or not the condition contained in this subsection (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this subsection (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

(b) Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date; and

(c) Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by its Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied.

7.3. Conditions Precedent to Obligations of Purchaser.     The obligation of Purchaser to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section 8.4 hereof:

(a) The representations and warranties of Seller set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Purchaser; provided, however, that (i) in determining whether or not the condition contained in this subsection (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this subsection (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller;

(b) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c) Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by its President or any Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

(d) Dissenters’ rights shall not have been exercised with respect to more than 15% of the outstanding shares of Seller Common Stock; and

(e) Either (i) Seller shall have obtained the written consent of at least one of Conestoga Title Insurance Company, Fidelity National Title Insurance Company of Pennsylvania or Lawyers Title Insurance Corporation to Merger Sub becoming a party to the agency agreement between such party and Seller as a result of the Merger, or (ii) Seller shall be a party to an agency agreement with another insurance company which is satisfactory to Purchaser in its reasonable discretion, and such other insurance company shall consent to Merger Sub becoming a party to the agreement as a result of the Merger.

ARTICLE 8.

TERMINATION, WAIVER AND AMENDMENT

8.1. Termination.    This Agreement may be terminated, either before or after approval by the shareholders of Seller:

(a) At any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

(b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser has, in any material respect, breached (i) any covenant or agreement contained in this Agreement or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article 7 hereof;

(c) At any time on or prior to the Closing Date, by any party hereto in writing, if the applications for prior approval referred to in Section 6.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(d) At any time on or prior to the Closing Date, by any party hereto in writing, if the shareholders of Seller do not approve the transactions contemplated herein at the meeting duly called for that purpose; or

(e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on April 30, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

8.2. Effect of Termination.

(a) In the event this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that the provisions relating to confidentiality and expenses set forth in Sections 6.5 and 9.1 hereof, respectively, shall survive any such termination and the provisions of the Confidentiality Agreement regarding termination of the proposed acquisition shall apply; and

(b) In the event that this Agreement is terminated pursuant to Section 7.1(b) hereof, then (i) the breaching party shall immediately pay the non-breaching party One Hundred Thousand Dollars ($100,000) as liquidated damages and not as a penalty, on account of damages, including, without limitation, business disruption and lost time and opportunities, as well as costs and expenses incurred on account of the breach, provided that the non-breaching party has performed its covenants and has not breached its warranties and representations; and (ii) such termination shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

8.3. Survival of Representations, Warranties and Covenants.     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Date, other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Purchaser or Seller (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Purchaser or Seller, the aforesaid representations, warranties and covenants being material inducements to the consummation by Purchaser and Seller of the transactions contemplated herein.

8.4. Waiver.     Except where not permitted by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of Seller, on the one hand, or Purchaser, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such parties of any of its obligations set out herein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 8.5, executed after approval of this Agreement by the shareholders of Seller shall, without the further approval thereof, change the amount or kind of the consideration to be received by the Seller’s shareholders in the Merger.

8.5. Amendment or Supplement.     This Agreement may be amended or supplemented at any time only by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 8.4 hereto.

ARTICLE 9.

MISCELLANEOUS

9.1. Expenses.    Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel. Purchaser hereby agrees that Seller may pay all of its reasonable legal and accounting fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement immediately prior to the Closing Date.

9.2. Entire Agreement.     This Agreement, including the exhibits attached hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

9.3. No Assignment.     No party hereto may assign any of its rights or obligations under this Agreement to another Person.

9.4. Alternative Structure.     Notwithstanding any provision of this Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required Regulatory Approvals, to modify the structure of the acquisition of Seller set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 7.1(g) hereof, (ii) the consideration to be paid to the holders of the Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Agreement.

9.5. Notices.     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Seller:

Abstracting Company of York County

c/o Morris & Vedder

32 North Duke Street

P.O. Box 544

York, Pennsylvania 17405

Attn: Christopher M. Vedder, Esquire

Facsimile No: (717) 846-2813

With a required copy to:

Ellsworth, Carlton, Mixell & Waldman, P.C.

1105 Berkshire Boulevard, Suite 320

Wyomissing, Pennsylvania 19610

Attn: Jay W. Waldman, Esquire

Facsimile No: (610) 371-9510

If to Purchaser:

Community Banks, Inc.

750 East Park Drive, 2nd Floor

Harrisburg, Pennsylvania 17111

Attn: Eddie L. Dunklebarger, President and CEO

Facsimile No: (717) 920-1683

With a required copy to:

Mette, Evans & Woodside

3401 North Front Street

Harrisburg, PA 17110

Attn: Timothy A. Hoy, Esquire

Facsimile No: (717) 249-7457

9.6. Captions.     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

9.7. Counterparts.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.8. Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST	COMMUNITY BANKS, INC

/s/ Kaye M. Strawser	By:	/s/ Anthony N. Leo
Anthony N. Leo,
Executive Vice President

ATTEST	ABSTRACTING COMPANY OF YORK COUNTY

/s/ Daniel W. Shoemaker	By:	/s/ Christopher M. Vedder
Daniel W. Shoemaker,		Christopher M. Vedder,
Treasurer		President

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (“Amendment”), by and among ABSTRACTING COMPANY OF YORK COUNTY (“Seller”), a Pennsylvania corporation having its principal executive office at 37-39 North Queen Street, York, Pennsylvania 17403, COMMUNITY BANKS, INC. (“Purchaser”), a Pennsylvania corporation having its principal executive office at 750 East Park Drive, 2nd Floor, Harrisburg, Pennsylvania 17111, COMMUNITY BANKS (“Bank”), a state-chartered bank and trust company having its principal executive offices at 150 Market Square, Millersburg, Pennsylvania 17061 and THE SENTINEL AGENCY, LLC (“Sentinel”), a Pennsylvania limited liability company having its principal executive offices at 2146 North Second Street, Harrisburg, Pennsylvania 17110, is effective this 21st day of February, 2003.

BACKGROUND

A.    On December 17, 2002, Purchaser and Seller entered into an Agreement and Plan of Reorganization (“Original Agreement”), pursuant to which Seller agreed to merge with and into a subsidiary of Purchaser in exchange for Seller’s shareholders being entitled to receive .2658 shares of Purchaser’s common stock for every share of common stock held by Seller’s shareholders (the “Merger”).

B.    Sentinel is a wholly-owned subsidiary of the Bank, which in turn is a wholly-owned subsidiary of Purchaser.

C.    Sentinel is a licensed title insurance agency and is engaged in the same business activities as Seller. The parties have determined that merging Seller into Sentinel, instead of into a newly-formed subsidiary of Purchaser, would be in the best interests of all parties.

NOW THEREFORE, in consideration of the foregoing premises and the promises and covenants contained herein, the parties hereby agree as follows:

1.    References to Merger Sub in Original Agreement.    All references in the Original Agreement to the “Merger Sub” shall be deemed to refer to Sentinel. The parties acknowledge and agree that Sentinel is, and upon consummation of the Merger shall be, a wholly-owned subsidiary of the Bank.

2.    Operation of Seller’s Business as a Separate Division of Sentinel.    Following the merger of Seller into Sentinel, Sentinel shall operate a separate division of Sentinel known as “ABCO”.

3.     Agreement of Bank as Sole Shareholder of Sentinel.    The Bank hereby consents to the Merger as the sole shareholder of Sentinel and agrees to cause Sentinel to perform any and all duties and obligations the Merger Sub as set forth in the Original Agreement.

4.    Capitalized Terms.    Capitalized terms used, but not defined, in this Amendment shall have the same meanings as in the Original Agreement.

5.    No Other Amendments.    Except as specifically modified herein, all terms and conditions of the Original Agreement remain in full force and effect and are incorporated by reference in this Amendment. Any description of the Original Agreement contained herein is qualified in its entirety by reference to the Original Agreement.

6.    Counterparts.    This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST	COMMUNITY BANKS, INC.

/s/ Patricia A. Hoch	By:	/s/Anthony N. Leo
Patricia A. Hoch,		Anthony N. Leo,
Corporate Secretary		Executive Vice President

ATTEST	ABSTRACTING COMPANY OF YORK COUNTY

/s/ Daniel W. Shoemaker	By:	/s/ Christopher M. Vedder
Daniel W. Shoemaker,		Christopher M. Vedder,
Treasurer		President

ATTEST	COMMUNITY BANKS

/s/ Patricia A. Hoch	By:	/s/ Anthony N. Leo
Patricia A. Hoch,		Anthony N. Leo,
Corporate Secretary		Executive Vice President

ATTEST	THE SENTINEL AGENCY, LLC

/s/ Susan R. Shaffer	By:	/s/ Ricky C. Shoop
Ricky C. Shoop,
President/Manager

APPENDIX B — DISSENTERS’ RIGHTS

Subchapter 15D of the Pennsylvania Business Corporation Law

§ 1571. Application and effect of subchapter

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed.)

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.”    The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.”    A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.”    The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.”    Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.”    A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the Registrant and of its subsidiaries, and (2) the elimination of a director’s liability for monetary damages, to the full extent permitted by Pennsylvania law. Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21. Exhibits and Financial Statement Schedules

(a)    Exhibits

2.1	Agreement and Plan of Merger dated as of December 17, 2002, by and between Community Banks, Inc. and Abstracting Company of York County and, as amended, joined by The Sentinel Agency, LLC and Community Banks (included as Appendix A to the proxy statement/prospectus). Exhibits and Schedules are omitted; Community Banks, Inc. agrees to furnish copies of such schedules to the Commission upon request.

2.2	Amendment to Agreement and Plan of Merger, dated as of February 21, 2003 (included as Appendix A to the proxy statement/prospectus).

5.1	Opinion of Mette, Evans & Woodside re: validity of securities being registered (including consent).

8.1	Opinion of Mette, Evans & Woodside re: federal income tax matters (including consent).

8.2	Opinion of Ellsworth, Carlton, Mixell & Waldman, P.C. re: federal income tax matters (including consent).

23.1	Consent of Mette, Evans & Woodside (included in Exhibit 8.1)

23.2	Consent of Ellsworth, Carlton, Mixell & Waldman, P.C. (included in Exhibit 8.2).

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of Beard Miller Company LLP

23.5	Consent of Stambaugh Ness, PC

24.1	Power of Attorney (included in “SIGNATURES” in Part II of this Registration Statement)

99.1	Form of Proxy for Shareholders of Abstracting Company of York County

99.2	Opinion of Beard Miller Company LLP

99.3	Opinion of Stambaugh Ness, PC

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on this 29th day of February, 2003.

Community Banks, Inc.

By:	/s/ Eddie L. Dunklebarger
Eddie L. Dunklebarger, Chairman, President and CEO

By:	/s/ Donald F. Holt
Donald F. Holt, Executive Vice President and Chief Financial Officer

Each person whose signature appears below also constitutes and appoints Eddie L. Dunklebarger and Donald F. Holt, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to execute for him and in his name, place and stead, in any and all capacity, any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, shall or may lawfully do or cause to be done by virtue hereof.

/s/ Ronald E. Boyer (Ronald E. Boyer)	Director

/s/ Samuel E. Cooper (Samuel E. Cooper)	Director

/s/ Kenneth L. Deibler (Kenneth L. Deibler)	Director

(Peter DeSoto)	Director

/s/ Thomas W. Long (Thomas W. Long)	Director

/s/ Donald L. Miller (Donald L. Miller)	Director

/s/ Thomas L. Miller (Thomas L. Miller)	Director

/s/ Earl L. Mummert (Earl L. Mummert)	Director

(Wayne H. Mummert)	Director

/s/ Scott J. Newkam (Scott J. Newkam)	Director

/s/ Robert W. Rissinger (Robert W. Rissinger)	Director

/s/ Allen Shaffer (Allen Shaffer)	Director

/s/ John W. Taylor, Jr. (John W. Taylor, Jr.)	Director

/s/ James A. Ulsh (James A. Ulsh)	Director

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